Execution Version

ASSET PURCHASE AGREEMENT

AMONG

NEW YORK MORTGAGE TRUST, INC.,

THE NEW YORK MORTGAGE COMPANY, LLC

AND

INDYMAC BANK, F.S.B.

Dated as of February 6, 2007

Article I	DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	8
1.3	Other Definitional and Interpretive Matters	10
Article II	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	11
2.1	Purchase and Sale of Assets	11
2.2	Excluded Assets	12
2.3	Assumption of Liabilities	13
2.4	Excluded Liabilities	13
2.5	Conditional Purchase and Assumption	14
2.6	Further Conveyances and Assumptions; Consent of Third Parties	15
2.7	Bulk Sales Laws	15
2.8	Purchase Price Allocation	16
2.9	Right to Control Payment	16
2.10	Proration of Certain Expenses	16
2.11	Copies and Access to Documents	16
Article III	CONSIDERATION	17
3.1	Purchase Price	17
3.2	Estimated Purchase Price	17
3.3	Closing Payment	17
3.4	Final Book Value and Final Pipeline Premium Calculation	17
3.5	Escrow	19
Article IV	CLOSING AND TERMINATION	20
4.1	Closing Date	20
4.2	Termination of Agreement	20
4.3	Effect of Termination	21
Article V	REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT	21
5.1	Organization and Good Standing	21
5.2	Authorization of Agreement	21
5.3	Conflicts; Consents of Third Parties	22
5.4	Financial Statements	22
5.5	No Undisclosed Liabilities	23
5.6	Title to Purchased Assets; Sufficiency	23

5.7	Absence of Certain Developments	23
5.8	Taxes.	25
5.9	Real Property	26
5.10	Tangible Personal Property	27
5.11	Intellectual Property	28
5.12	Material Contracts.	30
5.13	Employee Benefits	32
5.14	Labor	33
5.15	Litigation	33
5.16	Compliance with Laws; Permits	34
5.17	Environmental Matters	34
5.18	Insurance	34
5.19	Loan Originations	35
5.20	Loan Officers	37
5.21	Related Party Transactions	37
5.22	Financial Advisors	37
Article VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	38
6.1	Organization and Good Standing	38
6.2	Authorization of Agreement	38
6.3	Conflicts; Consents of Third Parties	38
6.4	Litigation	38
6.5	Financial Advisors	38
6.6	Financing	39
Article VII	COVENANTS	39
7.1	Access to Information	39
7.2	Conduct of the Business Pending the Closing	39
7.3	Consents	41
7.4	Regulatory Approvals	42
7.5	Further Assurances	43
7.6	No Shop	43
7.7	Non-Competition; Non-Solicitation; Confidentiality	44
7.8	Preservation of Records	45
7.9	Publicity	46
7.10	Notice to Pipeline Loan Mortgagors and Others	46
7.11	Use of Name	46

7.12	Real Property Lease Portfolio	47
Article VIII	EMPLOYEES AND EMPLOYEE BENEFITS	47
8.1	Employment	47
8.2	Personnel Files	50
8.3	Standard Procedure	50
8.4	Terminated Employees	50
Article IX	CONDITIONS TO CLOSING	50
9.1	Conditions Precedent to Obligations of Purchaser	50
9.2	Conditions Precedent to Obligations of Seller	52
Article X	INDEMNIFICATION	53
10.1	Survival of Representations and Warranties	53
10.2	Indemnification	53
10.3	Indemnification Procedures	55
10.4	Limitations on Indemnification	56
10.5	Tax Treatment of Indemnity Payments	57
Article XI	TAXES	57
11.1	Transfer Taxes	57
11.2	Prorations	57
11.3	Cooperation on Tax Matters	58
Article XII	MISCELLANEOUS	58
12.1	Expenses	58
12.2	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.	58
12.3	Entire Agreement; Amendments and Waivers	59
12.4	Governing Law	59
12.5	Notices	59
12.6	Severability	60
12.7	Binding Effect; Assignment	60
12.8	Knowledge	60
12.9	Disclosure Memorandum	61
12.10	Parent Agreements and Obligations	61
12.11	Non-Recourse	61
12.12	Counterparts	61

Disclosure Memorandum

Section
1.1(a)	[reserved]
1.1(b)	Excluded Contracts
1.1(c)	Excluded Real Property Leases
1.1(d)	Other Purchased Contracts
2.1(c)	Tangible Personal Property
2.2	Excluded Assets
2.5(a)	Conditional Assets -- Leases
2.5(c)	Conditional Assets -- Contracts
5.3(a)	Conflicts
5.3(b)	Consents
5.7(iii)	Absence of Certain Developments - Salary Increases
5.7(vii)	Absence of Certain Developments - Capital Expenditures
5.9(a)	Real Property
5.10	Personal Property
5.11(a)	Intellectual Property
5.11(m)	Software
5.12	Material Contracts
5.13(a)	Employee Benefit Plans
5.15	Litigation
5.16(b)	Permits
5.17	Environmental
5.18	Insurance
5.20	Loan Officers
5.21(a), (b)	Related Party Transactions
7.2(b)(xii)	Conduct of Business Pending Closing
8.1(h)(1)	Severance Arrangements
8.1(h)(2)	Assumed Employment and Change of Control Agreements
8.5	Retention Bonus Arrangements
9.1(l)	Employment Agreements
9.1(m)	Transferred Employee Acceptance Threshold
12.8	Knowledge of Seller and Knowledge of Parent

Exhibits
3.4	Final Purchase Price Calculation
5.19(b)(ii)	Pipeline Loan Representations and Warranties
A	Duration Multiple and Market Movement Examples
B	Transition Services Agreement
C	Form of Escrow Agreement
D	Form of Severance Agreement
E	Form of Retention Bonus Agreement
F	Form of Bill of Sale
G	Form of Assignment and Assumption Agreement
H	Form of Opinion of Seller Counsel

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of February 6, 2007 (the “Agreement”), among IndyMac Bank, F.S.B., a federal savings bank chartered under the laws of the United States, or its designated Affiliate (“Purchaser”), The New York Mortgage Company, LLC, a New York limited liability company (“Seller”), and New York Mortgage Trust, Inc., a Maryland corporation (“Parent”).

BACKGROUND

Seller presently conducts the Business, and Parent and Seller desire to sell, transfer and assign to Purchaser or its designated Affiliate or Affiliates, and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of a majority of such Person’s outstanding voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have correlative meanings.

“Agency” means HUD or the applicable State Agency.

“Aggregate Pipeline Loan Adjustment” means the aggregate amount of all Pipeline Loan Adjustments.

“Applicable Requirements” means and includes, as of the time of reference, with respect to Seller’s and its Subsidiaries’ origination of Pipeline Loans, all contractual obligations of Seller and its Subsidiaries (including any contained in a Mortgage Loan Document).

“Business” means the business of Parent and its Affiliates (including Seller and the Subsidiaries of Parent and Seller) of marketing, soliciting, originating and selling residential mortgage loans on a retail or consumer basis throughout the United States.

“Business Day” means any day of the year on which national banks in New York are open to the public for conducting business and are not required or authorized to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” shall mean any consents, registrations, approvals, declarations, permits, expiration of any applicable waiting periods or authorizations.

“Contingent Workers” means independent contractors, consultants, temporary employees, leased employees or other servants or agents classified by Parent or Seller as other than employees or compensated other than through wages paid by Parent or Seller and reported on a form W-4, that are employed or used with respect to the operation of the Business.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or understanding, whether written or oral.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed by Parent or Seller in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excess Severance Payments” shall mean the amount by which severance or similar payments made to Transferred Employees by Purchaser pursuant to Section 8.1(h) (together with the cost to Purchaser of any services provided by third-party outplacement service providers with respect to any dismissed Transferred Employees) on or prior to the first anniversary of the Closing Date exceed $500,000; provided, that, such Excess Severance Payments shall not exceed the Excess Severance Escrow Amount; provided further, that Excess Severance Payments shall not include any severance or similar payments made by Purchaser resulting from Purchaser’s sale or discontinuation of the Business.

“Excluded Contracts” means the Contracts listed on Section 1.1(b) of the Disclosure Memorandum.

“Excluded Real Property Leases” means the Real Property Leases listed on Section 1.1(c) of the Disclosure Memorandum.

“Foreclosure” means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Law.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements and other tangible personal property owned, leased or used by Seller or any Subsidiary in the conduct of the Business, including artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

“HUD” means the United States Department of Housing and Urban Development.

“Independent Accountant” means to an independent nationally recognized auditing firm selected by the Seller and Purchaser.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan or Pipeline Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan, Pipeline Loan or related Mortgaged Property.

“Intellectual Property” means, subject to the provisions of Section 7.11, all right, title and interest in or relating to intellectual property and industrial property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”), (ii) subject to the terms and conditions of Section 7.11, all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (iii) subject to the terms and conditions of Section 7.11, all Internet domain names, (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”), (iv) trade secrets (“Trade Secrets”), (v) all other intellectual property and industrial property rights arising from or relating to Technology, and (vi) all Contracts granting any right relating to or under the foregoing.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant to (a) Seller or any Subsidiary of any right relating to or under any third Person’s Intellectual Property or (b) Parent or any of its Affiliates (other than Seller or any Subsidiary) of any right relating to or under any third Person’s Intellectual Property that is related to or used in connection with the Business.

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process, including, without limitation, those relating to consumer credit and mortgage lending or brokering (including but not limited to the Real Estate Settlement Procedures Act, the federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act and all applicable state laws related to the foregoing) and laws covering predatory lending, fair housing and unfair and deceptive practices, the Code, state adaptions of the Uniform Commercial Code and the Uniform Consumer Credit Code, any Environmental Law, ERISA, the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body, including any civil, criminal, investigative or informal actions, audits, demands, claims, hearings, litigations, disputes, inquiries, investigations or other proceedings of any kind or nature.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“LoanQuest Software” means that certain software provided by MortgageFlex Systems, Inc. pursuant to that certain Corporate Software License and Maintenance Agreement identified at no. 8 on Section 5.11(m) of the Disclosure Memorandum.

“Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Business, taken as a whole, or (ii) a material impairment of, or delay in, Parent’s and Seller’s ability to effect the Closing or to perform their respective obligations under this Agreement; provided, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Material Adverse Effect”: any event, circumstance, change or effect arising out of or attributable to (a) changes in the economy or financial markets, including, prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same materially disproportionately affects Parent, Seller or any of their respective Subsidiaries as compared to other companies in the industry in which Parent, Seller and their respective Subsidiaries operate; (b) changes that are caused by factors generally affecting the industry in which Parent, Seller and their Subsidiaries operate, except to the extent any of the same materially disproportionately affects Parent, Seller or any of their Subsidiaries; (c) any loss of, or adverse change in, the relationship of Parent or Seller with their customers, employees or suppliers caused by the announcement of the transactions contemplated by this Agreement; (d) changes in, or in the application of, GAAP; (e) changes in applicable Laws except to the extent any of the same materially disproportionately affects Parent, Seller or any of their respective Subsidiaries as compared to other companies in the industry in which Seller and its Subsidiaries operate; and (f) so long as the condition set forth in Section 9.1(m) is satisfied, changes related to any Employee employed by Seller in a sales function (including loan officers and production managers) who are intended to become Transferred Employees.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a Lien on real property.

“Mortgage Loan” means any loan that is, or upon closing or funding, will be, evidenced by a Mortgage or Mortgage Note and secured by a Mortgaged Property.

“Mortgage Loan Documents” means the documents relating to Mortgage Loans or Pipeline Loans required by Applicable Requirements to originate the Mortgage Loans or Pipeline Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Loan Tape” means, with respect to the Pipeline Loans, an electronic data file to be dated as of the day immediately prior to the Closing Date and furnished by Seller to Purchaser on such day in connection with the transactions contemplated by this Agreement.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.

“MortgageWare Software” means that certain software provided by Harland Financial Solutions pursuant to arrangement identified at no. 4 on Section 5.11(m) of the Disclosure Memorandum.

“Mortgagor” means the obligor(s) on a Mortgage Note or owners of a Mortgaged Property.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice (including consistent with Seller’s credit and underwriting policies as applicable).

“Originator” means, with respect to any Mortgage Loan or Pipeline Loan, each entity or individual that (i) took the relevant loan application or (ii) processed the relevant loan application.

“Permits” means any approvals, authorizations, Consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings or the making of appropriate demands, notices or filings; provided that an appropriate reserve is established therefor against the carrying amount of the related assets; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Business that are not resulting from a breach, default or violation by Seller or any of the Subsidiaries of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Seller Property subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pipeline Loan Adjustment” means, for each Pipeline Loan that is subject to a rate-lock commitment on the Closing Date, the product obtained by multiplying (i) the Duration Multiple by (ii) the Market Movement of the Pipeline Loan from the date the Pipeline Loan is rate-locked to the Closing Date by (iii) the principal amount of such Pipeline Loan; provided, that for Pipeline Loans that are subject to a rate-lock commitment on the Closing Date and are to be sold subject to an acknowledged lock-in price by the investor to which they are designated to be sold, there will be no Pipeline Loan Adjustment as the investor price will be the market price.  For purposes of this Agreement the “Duration Multiple” means, for a Pipeline Loan, the duration multiple set forth on Exhibit A which most closely approximates the interest rate characteristic and amortization period that a Pipeline Loan represents.  For purposes of this Agreement, the “Market Movement” means, for a Pipeline Loan the change in interest rates from the original rate-lock date to the Closing Date calculated in accordance with the examples set forth in Exhibit A.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Purchased Contracts” means: (i) all leases for Furniture and Equipment located at the Seller Properties; (ii) Personal Property Leases; (iii) Real Property Leases; (iv) Contracts relating to Software identified in Section 5.11(m) of the Disclosure Memorandum; (v) any Contracts relating directly to the operation and maintenance of the Seller Properties that (A) require payments that are not material, (B) do not contain any restrictions prohibiting or limiting the ability of Seller to (1) engage in any line of business, (2) compete with, obtain products or services from, or provide services or products to, any Person, (3) carry on or expand the nature or geographical scope of the Business anywhere in the world or (4) enter into any Contract with any other Person, and (C) that may be terminated without penalty or fee upon not more than 90 days notice; and (vi) all other Contracts listed in Section 1.1(d) of the Disclosure Memorandum, in each case excluding any Excluded Real Property Leases and Excluded Contracts.

“Purchased Intellectual Property” means all Intellectual Property owned by Parent and its Affiliates (including Seller and the Subsidiaries) related to or used in connection with the Business.

“Purchased Technology” means all Technology owned by Parent and its Affiliates (including Seller and the Subsidiaries) related to or used in connection with the Business.

“SEC” means the United States Securities and Exchange Commission.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“State Agency” means any state agency or other entity with authority to regulate the activities of Seller or any of its Subsidiaries relating to the origination or servicing of Mortgage Loans or Pipeline Loans or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by Seller or any of its Subsidiaries.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests is owned, directly or indirectly, by Seller.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever imposed or administered by any Taxing Authority, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, com-bined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Transition Services Agreement” means an agreement in substantially the form attached hereto as Exhibit B pursuant to which Parent and Seller will provide, or cause their respective subsidiaries to provide, certain transition services to Purchaser and its subsidiaries.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2  Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquisition Transaction	7.6(a)
Agreement	Recitals
Antitrust Laws	7.4(b)
Asset Acquisition Statement	2.8
Assumed Liabilities	2.3
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Book Value	3.1
Book Value Escrow Amount	3.5(b)
Business Marks	7.11(a)
Cap	10.4(c)
Closing	4.1
Closing Date	4.1
Closing Payment	3.3
Confidential Information	7.7(c)
Copyrights	1.1 (in Intellectual Property definition)
Deductible	10.4(a)
Disclosure Memorandum	12.9(a)
Dispute Notice	Exhibit 3.4
Duration Multiple	1.1 (in Pipeline Loan Adjustment definition)
Employee Benefit Plans	5.13(a)
Escrow Agent	3.5(a)
Escrow Agreement	3.5(a)
Escrow Amount	3.5(b)
Estimated Book Value	3.2
Estimated Closing Balance Sheet	3.2
Estimated Pipeline Premium	3.2
Estimated Purchase Price	3.2
Excess Severance Escrow Amount	3.5(b)
Excluded Assets	2.2
Excluded Employee	8.1(b)
Excluded Liabilities	2.4
FDIC	6.3(b)

Term	Section

Final Balance Sheet	Exhibit 3.4
Final Book Value	Exhibit 3.4
Final Pipeline Premium	Exhibit 3.4
Final Pipeline Premium Calculation Statement	Exhibit 3.4
Final Purchase Price	Exhibit 3.4
Final Purchase Price Adjustment	Exhibit 3.4
Financial Statements	5.4(a)
FIRPTA Affidavit	9.1(g)
Hedging Instrument	2.2(k)
Indemnification Escrow Amount	3.5(b)
knowledge	12.8
Knowledge of Parent	12.8
Knowledge of Seller	12.8
Losses	10.2(a)(i)
Market Movement	1.1 (in Pipeline Loan Adjustment definition)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.12(a)
Nonassignable Assets	2.6(c)
OTS	6.1
Parent	Recitals
Parent Marks	7.11
Parent URL	7.11
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	5.10(b)
Pipeline Loans	2.1(a)
Pipeline Premium	3.1
Pipeline Premium Escrow Amount	3.5
Premium	3.1
Purchased Assets	2.1
Purchase Price	3.1
Purchaser	Recitals
Purchaser 401(k) Plan	8.1(g)
Purchaser Benefit Plans	8.1(d)
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Real Property Lease	5.9(a)
Receivables	2.2(c)
Representatives	7.6
Resolution Period	Exhibit 3.4
Restricted Business	7.7(a)
Revised Statements	2.8
Seller	Recitals
Seller Documents	5.2
Seller Indemnified Parties	10.2(b)
Seller Property	5.9(a)
Severance Agreements	8.1(h)
Survival Period	10.1
Third Party Claim	10.3(b)

Term	Section

Trade Secrets	1.1 (in Intellectual Property definition)
Transfer Taxes	11.1
Transferred Employees	8.1(a)

1.3  Other Definitional and Interpretive Matters

(a)  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Disclosure Memorandum to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in the Disclosure Memorandum or any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific items immediately following it.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1  Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Seller and the Subsidiaries, and Seller shall (and shall cause the Subsidiaries to) sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of Seller’s and the Subsidiaries’ right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except, in the case of tangible property, for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller and the Subsidiaries related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller or the Subsidiaries (other than the Excluded Assets), including, without duplication, each of the following assets:

(a)  Mortgage Loan applications (i) that have a “received” or greater status under Seller’s MortgageWare Software (or equivalent status under Seller’s LoanQuest Software) as of the Closing Date, (ii) which have not been denied, withdrawn or funded as of the Closing Date, and (iii) for which “three-day” disclosure packages have been sent to the potential borrower (the “Pipeline Loans”), together with all documentation and files related thereto;

(b)  all escrowed deposits related to Pipeline Loans;

(c)  all tangible personal property used in the Business, including Furniture and Equipment, in each case as listed on Section 2.1(c) of the Disclosure Memorandum and other than such tangible personal property which is an Excluded Asset;

(d)  all security deposits (including security for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, prepaid insurance premiums, prepaid utility expenses and interest on subleases, of Seller and the Subsidiaries;

(e)  all rights of Seller and the Subsidiaries under each Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(f)  the Purchased Intellectual Property, including as set forth in Section 5.11(a) of the Disclosure Memorandum, and the Purchased Technology, including as set forth in Section 5.11(m) of the Disclosure Memorandum;

(g)  all rights of Seller and the Subsidiaries under the Purchased Contracts including all claims or causes of action with respect to the Purchased Contracts;

(h)  subject to Section 2.11, all Documents that are used in or related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Pipeline Loans, Purchased Intellectual Property, Intellectual Property Licenses, personnel files for Transferred Employees and all files, customer files and past borrower data, and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of Seller’s or Parent’s premises, but excluding personnel files for Employees of Seller or the Subsidiaries who are not Transferred Employees;

(i)  all Permits, including environmental permits, used by Seller or any Subsidiary to conduct the Business and all rights and incidents of interest therein;

(j)  all supplies owned by Seller or any Subsidiary and used in connection with the Business;

(k)  all rights of Seller and the Subsidiaries under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Seller or any Subsidiary or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(l)  all rights of Seller and the Subsidiaries under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors for the benefit of Seller or any Subsidiary with respect to any Purchased Assets or Assumed Liabilities;

(m)  all third party property and casualty insurance proceeds, and all rights to third party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business; and

(n)  all goodwill and other intangible assets associated with the Business, including customer and supplier lists, prospective client lists, and the goodwill associated with the Purchased Intellectual Property.

2.2  Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller or a Subsidiary shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a)  the Excluded Contracts;

(b)  all assets set forth in Section 2.2 of the Disclosure Memorandum;

(c)  all accounts and accrued interest receivable of Seller and the Subsidiaries (the “Receivables”);

(d)  any and all Contracts pursuant to which Seller previously sold or currently sells Mortgage Loans to investors, including any amounts due from such investors pursuant to such Contracts;

(e)  Mortgage Loans held for sale, held in securitization trusts or held for investment;

(f)  Mortgage Loans repurchased by Seller from any investor;

(g)  cash, cash equivalents and restricted cash;

(h)  investment securities available for sale;

(i)  servicing rights and other servicing assets;

(j)  tax assets, claims for Tax refunds, Tax Returns and Tax workpapers;

(k)  all interest rate swaps, caps, floors, collars and option agreements or other interest rate risk management arrangements (collectively, “Hedging Instruments”);

(l)  all rights in connection with, and assets of, any Employee Benefit Plan, except to the extent otherwise provided in Article VIII hereof;

(m)  Excluded Real Property Leases; and

(n)  all minute books, organizational documents, stock registers and such other books and records of Seller or any Subsidiary as pertain to ownership, organization or existence of Seller and each Subsidiary and duplicate copies of such records as are necessary to enable Seller and the Subsidiaries to prepare or file Tax Returns.

2.3  Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following liabilities of Seller and the Subsidiaries (collectively, the “Assumed Liabilities”):

(a)  all obligations of Seller and the Subsidiaries under the Pipeline Loans;

(b)  except as specifically provided for in Section 2.3(c), all Liabilities of Seller and the Subsidiaries under the Purchased Contracts that arise out of or relate to the period after the Closing;

(c)  subject to the calculation of the Purchase Price set forth in Section 3.1 and the Excess Severance Escrow Amount, all severance and similar obligations arising after the Closing pursuant to those certain: (i) Severance Agreements with the Transferred Employees listed in Section 8.1(h)(1) of the Disclosure Memorandum, and (ii) agreements listed in Section 8.1(h)(2) of the Disclosure Memorandum.

(d)  all Liabilities that relate directly to the Purchased Assets and that arise out of or relate to the conduct of the Business by Purchaser after the Closing.

2.4  Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. Seller shall, and shall cause the Subsidiaries to, timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller and the Subsidiaries arising out of or relating to the Business or the Purchased Assets prior to the Closing and all other Liabilities of Parent, Seller and the Subsidiaries other than the Assumed Liabilities, including the following Liabilities:

(a)  all Liabilities in respect of any and all products (including Mortgage Loans) sold and/or services performed by Seller or the Subsidiaries prior to the Closing;

(b)  except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates, of any individual employed by or engaged to provide services for or on behalf of Seller or any its Affiliates prior to the Closing, (ii) workers’ compensation claims against Seller or any of the Subsidiaries that relate to the period prior to the Closing, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan;

(c)  all Liabilities arising out of, under or in connection with the Excluded Real Property Leases and any Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Seller or any Subsidiary accruing under such Purchased Contracts with respect to any period prior to Closing;

(d)  all Liabilities arising out of, under or in connection with any indebtedness of Seller or any of the Subsidiaries for borrowed money or any other indebtedness;

(e)  all Liabilities for (i) Taxes of Parent, Seller and the Subsidiaries, (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including Taxes allocable to Seller and the Subsidiaries pursuant to Section 11.2, and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(f)  all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation prior to the Closing, including any claim for preferential payment by a bankruptcy trustee in respect of payment received by Seller or the Subsidiaries prior to the Closing or (ii) any Excluded Asset;

(g)  all Liabilities relating to any dispute with any client or customer of the Business existing as of the Closing or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing;

(h)  any amounts due to investors in the Mortgage Loans, including servicing premium rebates, purchase price premium rebates, repurchase amounts and indemnification payments;

(i)  any amounts due under any subordinated debentures issued by Seller to NYM Trust I and NYM Trust II;

(j)  any derivative Liabilities and Liabilities under any Hedging Instruments;

(k)  any amounts payable for securities purchased; and

(l)  any amounts due to any Affiliate of Seller.

2.5  Conditional Purchase and Assumption. Purchaser shall have the right, but not the obligation, to acquire any of the following assets and assume the related Liabilities, at the Closing on the terms set forth below:

(a)  one or more of the leases relating to real property identified in Section 2.5(a) of the Disclosure Memorandum; provided, that any such lease that Purchaser determines to acquire and assume shall be deemed to be a Real Property Lease for all purposes under this Agreement and that any such lease that Purchaser determines not to acquire or assume shall be deemed to be an Excluded Real Property Lease for all purposes under this Agreement;

(b)  the shares of capital stock, units, membership interests or any other equity interests of any of Settlement Services of America, LLC, PIPCo Agency, LLC or any other Subsidiary of Seller; provided, that any such equity interests that Purchaser determines to acquire shall be deemed to be a Purchased Asset for all purposes under this Agreement and that any such equity interests that Purchaser determines not to acquire shall be deemed to be Excluded Assets for all purposes under this Agreement;

(c)  any Contract identified in Section 2.5(c) of the Disclosure Memorandum; provided, that any Contract that Purchaser determines to acquire the rights and benefits of shall be deemed to be a Purchased Contract for all purposes under this Agreement and that any Contract that Purchaser determines not acquire the rights and benefits of shall be deemed to be an Excluded Contract for all purposes under this Agreement.

Purchaser shall make a written determination, in its sole discretion and without any impact on the Purchase Price, with respect to each of the items identified in this Section 2.5 no later than five Business Days prior to the Closing.

2.6  Further Conveyances and Assumptions; Consent of Third Parties.

(a)  From time to time following the Closing and except as prohibited by Law, Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b)  From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, assets, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment or purported assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts to, with the cooperation of Purchaser, obtain at the earliest practical date all Consents and approvals required to consummate the transactions contemplated by this Agreement. To the extent permitted by applicable Law, in the event Consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it after the Closing Date in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

2.7  Bulk Sales Laws. Purchaser hereby waives compliance by Seller and the Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, that Seller agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (ii) to indemnify, defend and hold harmless Purchaser from and against any and all such claims in the manner provided in Article X and (iii) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes shall be governed by Article X and not by this Section 2.7.

2.8  Purchase Price Allocation. Not later than 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller drafts of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price among the Purchased Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) for Seller’s review and comment. Not later than 90 days after the Closing Date, Purchaser shall deliver to Seller copies of the Asset Acquisition Statement, reflecting such comments received from Seller that Purchaser considered in good faith, and in its reasonable discretion chooses to incorporate. Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The Purchase Price paid by Purchaser for the Purchased Assets, and Assumed Liabilities (to the extent included in the amount realized for federal income tax purposes), shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation; provided, that (i) Purchaser’s reported cost for the Purchased Assets may be greater than the amount allocated hereunder to reflect Purchaser’s acquisition costs not included in the total amount so allocated, and (ii) Seller’s reported amount realized may be less than the amount allocated hereunder to reflect Seller’s costs that reduce the amount realized. For purposes of this Section 2.8, the Purchased Assets include the covenant not to compete as set forth in Section 7.7.

2.9  Right to Control Payment. Purchaser shall have the right, but not the obligation, to make any payment due from Seller or the Subsidiaries with respect to any Excluded Liabilities which are not paid by Seller or the Subsidiaries within five Business Days following written request for payment from Purchaser; provided, that if Seller or the Subsidiaries advise Purchaser in writing during such five Business Day period that a good faith payment dispute exists or Seller or the Subsidiaries have valid defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability. Seller and the Subsidiaries agree to reimburse Purchaser promptly and in any event within five Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.9.

2.10  Proration of Certain Expenses. Subject to Section 11.2 with respect to Taxes, all expenses and other payments in respect of all rents and other payments due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between Seller and the Subsidiaries, on the one hand, and Purchaser, on the other hand, as of the Closing Date. Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases (other than the Excluded Real Property Leases) or any such other leases that are Purchased Assets after the Closing Date. Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to Seller for Seller’s pro rata share of such expenses, along with any supporting documentation that Seller may reasonably request, and Seller shall pay the full amount of any invoices received by it and Purchaser shall reimburse Seller for Purchaser’s share of such expenses.

2.11  Copies and Access to Documents. Seller may retain for its records and not for use, disclosure, sale or other dissemination to any Person or in any manner, except for any purpose reasonably related to Seller’s prior ownership of the Business, one copy of all of the Documents that constitute Purchased Assets. For a period of two years from the Closing Date, Purchaser agrees that it shall preserve and keep the Documents which constitute Purchased Assets and shall make such Documents available to Seller as may be reasonably required by Seller in connection with any legitimate business purpose including, among other things, any insurance claims by, legal proceedings by or against, or governmental investigations of, Seller or any of its Affiliates, or in order to enable Seller to comply with its obligations under this Agreement, subject in all cases to the restrictions, prohibitions and limitations set forth in this Agreement.

ARTICLE III

CONSIDERATION

3.1  Purchase Price. The purchase price (the “Purchase Price”) shall be an amount equal to the difference between (a) the sum of (i) the book value of the Purchased Assets as of the Closing Date less the book value of the Assumed Liabilities as of the Closing Date determined in accordance with GAAP applied on a consistent basis with the same accounting principles and practices used by Seller in the preparation of the Balance Sheet (but only to the extent consistent with GAAP) (the “Book Value”); plus (ii) Eight Million Dollars ($8,000,000) (the “Premium”); plus (iii) the sum of (A) the product obtained by multiplying (x) the aggregate principal balance of Pipeline Loans that fund within 60 days after the Closing Date by (y) 0.0025 plus (B) the Aggregate Pipeline Loan Adjustment (the “Pipeline Premium”) and (b) the sum of (i) $936,371 plus (ii) the Excess Severance Payments.

3.2  Estimated Purchase Price. Seller shall furnish to Purchaser, at least five days prior to the Closing, an estimated balance sheet of the Business as of the opening of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement detailing the estimated calculation of the Purchase Price (“Estimated Purchase Price”). The Estimated Purchase Price shall equal the difference between (a) the sum of (i) the Book Value as reflected in the Estimated Closing Balance Sheet (the “Estimated Book Value”), plus (ii) the Premium, plus (iii) the product obtained by multiplying (x) the product obtained by multiplying (A) the aggregate principal balance of Pipeline Loans set forth on the Estimated Closing Balance Sheet by (B) 0.0025, by (y) .7 (the “Estimated Pipeline Premium”) and (b) the sum of (i) $936,371 plus (ii) the Excess Severance Escrow Amount. The Final Purchase Price shall be finally determined following the Closing in accordance with Section 3.4 and Exhibit 3.4 attached hereto.

3.3  Closing Payment. Purchaser agrees to pay to Seller (the “Closing Payment”) the difference between (x) the Estimated Purchase Price and (y) the difference between (i) the Escrow Amount, and (ii) the Excess Severance Escrow Amount, at the Closing by wire transfer of immediately available funds to an account of Seller designated to Purchaser at least five Business Days prior to the Closing.

3.4  Final Book Value and Final Pipeline Premium Calculation.  Upon the earlier to occur of (i) the Parties’ agreement (or deemed agreement pursuant to Section (b) of Exhibit 3.4 attached hereto) with respect to the calculation of the Final Book Value and Final Pipeline Premium and (ii) the delivery of any report of the Independent Accountant as provided in Section (c) of Exhibit 3.4 attached hereto with respect to the Final Book Value and the Final Pipeline Premium, as applicable:

(a)  if the Estimated Book Value is greater than the Final Book Value or the Estimated Pipeline Premium is greater than the Final Pipeline Premium, and the amount of such difference is greater than the Book Value Escrow Amount or Pipeline Premium Escrow Amount, as applicable, then the Book Value Escrow Amount or Pipeline Premium Escrow Amount, as applicable, shall be reduced to zero and the Escrow Agent shall disburse the Book Value Escrow Amount or Pipeline Premium Escrow Amount, as applicable, to Purchaser by wire transfer of immediately available funds to such account or accounts of Purchaser as Purchaser specifies in writing to the Escrow Agent in the manner specified in the Escrow Agreement for the delivery of notices, and Seller shall pay to Purchaser, within five Business Days after the earlier to occur of the events described in clauses (i) and (ii) of the first sentence of this Section 3.4, the amount by which the difference between the Estimate Book Value and Final Book Value or Estimated Pipeline Premium and Final Pipeline Premium, as applicable, exceeds the Book Value Escrow Amount or Pipeline Premium Escrow Amount, as applicable, plus simple interest on the amount of such difference from the Closing Date to the date of payment at an interest rate equal to six percent (6.0%) per annum by wire transfer of immediately available funds to such account or accounts of Purchaser as Purchaser specifies in writing to Seller in the manner specified herein for the delivery of notices;

(b)  if the Estimated Book Value is greater than the Final Book Value or the Estimated Pipeline Premium is greater than the Final Pipeline Premium, and the amount of such difference is less than the Book Value Escrow Amount or Pipeline Premium Escrow Amount, as applicable, then the Book Value Escrow Amount or Pipeline Premium Escrow Amount, as applicable, shall be reduced by the amount of such difference; or

(c)  if the Final Book Value is greater than the Estimated Book Value or the Final Pipeline Premium is greater than the Estimated Pipeline Premium, then (A) Purchaser shall pay to Seller, within five Business Days after the earlier to occur of the events described in clauses (i) and (ii) of the first sentence of this Section 3.4, the amount of the difference between the Estimated Book Value and the Final Book Value or between the Estimated Pipeline Premium and the Final Pipeline Premium, as applicable, plus simple interest on the amount of such difference from the Closing Date to the date of payment at an interest rate equal to six percent (6.0%) per annum and (B) the remaining Book Value Escrow Amount, if any, and the remaining Pipeline Premium Escrow Amount, if any, shall be disbursed by wire transfer of immediately available funds to such account or accounts of Seller as Seller specifies in writing to the Escrow Agent in the manner specified in the Escrow Agreement for the delivery of notices.

The Parties agree that in the event that the Book Value Escrow Amount or Pipeline Premium Escrow Amount are reduced pursuant to Sections 3.4(a) or 3.4(b), then the amount by which the Book Value Escrow Amount or Pipeline Premium Escrow Amount is reduced shall be disbursed to Purchaser, and the remainder of the Book Value Escrow Amount or Pipeline Premium Escrow Amount shall be disbursed to Seller, in either case by wire transfer of immediately available funds to such account or accounts of Seller or Purchaser as Seller or Purchaser specifies in writing to the Escrow Agent in the manner specified in the Escrow Agreement for the delivery of notices. Exhibit 3.4 attached hereto sets forth certain defined terms used in this Section 3.4, as well as certain agreements and procedures relating to the manner in which the Final Book Value and Final Pipeline Premium are to be determined.

3.5  Escrow.

(a)  No later than ten days prior to the Closing Date, Purchaser and Seller shall mutually agree upon a financial institution, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by Federal or state authority, to act as escrow agent (the “Escrow Agent”) with respect to the Escrow Amount. On or before the Closing Date, Seller and Purchaser shall enter into an agreement in substantially the form attached hereto as Exhibit C with the Escrow Agent (the “Escrow Agreement”) pursuant to which the Escrow Agent shall agree to hold and disburse the Escrow Amount, for the benefit of Seller and Purchaser, in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(b)  On the Closing Date, Purchaser shall deposit with the Escrow Agent Two Million Three Hundred Thousand Dollars ($2,300,000) in cash (the “Escrow Amount”) for disbursement in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Amount will consist of (i) Five Hundred Thousand Dollars ($500,000), which will be held in escrow exclusively for payments due to either Purchaser or Seller upon determination of the Final Book Value (the “Book Value Escrow Amount”), (ii) Six Hundred Thousand Dollars ($600,000), which will be held in escrow exclusively for payments due to either Purchaser or Seller upon determination of the Final Pipeline Premium (the “Pipeline Premium Escrow Amount”), (iii) Six Hundred Thousand Dollars ($600,000), which will be held in escrow exclusively for reimbursement of Excess Severance Payments made by Purchaser on or prior to the first anniversary of the Closing Date (the “Excess Severance Escrow Amount”), and (iv) Six Hundred Thousand Dollars ($600,000), which will be held in escrow exclusively for indemnification payments pursuant to Article X hereof (the “Indemnification Escrow Amount”). Purchaser and Seller agree that the Escrow Amount is part of the consideration paid to Seller and the obligation to release the Escrow Amount to Seller is absolute and unconditional, subject only to the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Agreement shall provide that four events will trigger distribution of the Escrow Amount: (i) the determination of the Final Book Value, which shall only trigger distribution of the Book Value Escrow Amount, (ii) the determination of the Final Pipeline Premium, which shall only trigger distribution of the Pipeline Premium Escrow Amount, (iii) the obligation of the Purchaser to make any Excess Severance Payment, and (iv) a finally determined claim by Purchaser for indemnification payments under Article X of this Agreement, which shall only trigger distribution of the Indemnification Escrow Amount. In addition, distribution of the Escrow Amount may occur (i) on the date that is six months after the Closing Date if the Excess Severance Escrow Amount exceeds Three Hundred Thousand Dollars ($300,000), then such excess amount shall be disbursed to Seller by wire transfer of immediately available funds to such account or accounts of Seller as Seller specifies in writing to the Escrow Agent in the manner specified in the Escrow Agreement for the delivery of notices, and (ii) any portion of the Excess Severance Escrow Amount remaining in escrow on the first Business Day following the first anniversary of the Closing shall be disbursed to Seller by wire transfer of immediately available funds to such account or accounts of Seller as Seller specifies in writing to the Escrow Agent in the manner specified in the Escrow Agreement for the delivery of notices. Any portion of the Indemnification Escrow Amount remaining in escrow on the first Business Day following the first anniversary of the Closing shall be disbursed to Seller by wire transfer of immediately available funds to such account or accounts of Seller as Seller specifies in writing to the Escrow Agent in the manner specified in the Escrow Agreement for the delivery of notices; provided, that if Purchaser has submitted a notice for indemnification on or prior to the first anniversary of the Closing and such indemnification claim is not finally determined until after the first anniversary of the Closing, then the Indemnification Escrow Amount shall remain subject to such indemnification claim and any remaining portion of the Indemnification Escrow Amount shall not be disbursed to Seller until after such indemnification claim shall have been finally determined and any indemnification payments to Purchaser have been made. The Escrow Agreement shall further provide that disbursement of the Book Value Escrow Amount and Pipeline Premium Escrow Amount shall be made in accordance with Section 3.4 and in accordance with the terms and conditions of the Escrow Agreement. Upon disbursement of the Escrow Amount (or such lesser amount of the Escrow Amount pursuant to the terms and conditions of this Agreement and the Escrow Agreement) to Seller or Purchaser in accordance with this Agreement, Purchaser shall have no other obligation to Seller with respect to the Escrow Amount.

ARTICLE IV

CLOSING AND TERMINATION

4.1  Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Alston & Bird LLP located at 90 Park Avenue, New York, New York 10016 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be the later of the date that is (i) 60 days following the date hereof, and (ii) the third Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2  Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)  At the election of Seller or Purchaser, on or after May 1, 2007, if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in material breach of any of its representations, warranties, covenants or agreements hereunder;

(b)  by mutual written consent of Seller and Purchaser;

(c)  by Purchaser upon written notice from Purchaser to Seller that there has been an event, change, occurrence or circumstance that has had or has a reasonable likelihood of having a Material Adverse Effect;

(d)  by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

(e)  by Purchaser, if there shall have been a material breach by Seller of any representation, warranty, covenant or agreement of Seller set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.1(a) or 9.1(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days following receipt by Seller of notice of such breach from Purchaser; or

(f)  by Seller, if there shall have been a material breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.2(a) or 9.2(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days following receipt by Purchaser of notice of such breach from Seller.

4.3  Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, that (a) if this Agreement is terminated by Purchaser pursuant to Section 4.2(e), Seller shall, or if this Agreement is terminated by Seller pursuant to Section 4.2(f), Purchaser shall, in addition to any other Liabilities accruing hereunder, be liable for and pay within five Business Days of such termination (i) the cost of all filing or other fees paid by the terminating party to any Governmental Body in respect of the transactions contemplated by this Agreement and (ii) an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000); (b) the obligations of the parties set forth in Sections 7.7(c), (d) and (e) and Articles XI and XII hereof shall survive any such termination and shall be enforceable hereunder; and (c) nothing in this Section 4.3 shall relieve Purchaser or Seller of any Liability for a breach of this Agreement prior to the effective date of such termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent, as applicable, hereby represent and warrant to Purchaser that:

5.1  Organization and Good Standing.

(a)  Each of Parent and Seller is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties or assets that it purports to own or use, and to perform all of its respective obligations under the Purchased Contracts and the Material Contracts. Seller is duly qualified or licensed to do business as a foreign limited liability company and is in good standing as a foreign limited liability company in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for such failures to so qualify that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

(b)  Parent and Seller have made available or delivered to Purchaser a true and complete copy of each of their certificates of incorporation or organization (or equivalent charter document), bylaws and limited liability company agreement, each as amended to date, and such documents are in full force and effect.

5.2  Authorization of Agreement. Parent and Seller have all requisite power, authority and legal capacity to execute and deliver this Agreement and Parent, Seller and each of the Subsidiaries have all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by Parent, Seller or the Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent, Seller and each of the Subsidiaries. The approval of the stockholders of Parent is not required in connection with the execution and delivery of this Agreement by Parent or Seller or the consummation of the transactions contemplated hereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing (other than such Seller Documents which are required to be duly and validly executed and delivered by Parent, Seller or any Subsidiary on a date after the Closing Date), duly and validly executed and delivered by Parent, Seller and each of the Subsidiaries which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Parent, Seller and each applicable Subsidiary, as the case may be, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3  Conflicts; Consents of Third Parties.

(a)  Except as set forth in Section 5.3(a) of the Disclosure Memorandum, none of the execution and delivery by Parent or Seller of this Agreement or by Parent, Seller and the Subsidiaries of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent, Seller and the Subsidiaries with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Seller or the Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller or the Subsidiaries under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Seller or any Subsidiary; (ii) any Contract or Permit to which Seller or any Subsidiary is a party or by which any of the properties or assets of Seller or any Subsidiary are bound; (iii) any Order of any Governmental Body applicable to Seller or any Subsidiary or by which any of the properties or assets of Seller or any Subsidiary are bound; or (iv) any applicable Law, except, with respect to clauses (ii) - (iv) above, for any such conflict, violation, default, right of termination, cancellation or acceleration that would not have, or be reasonably likely to have, a Material Adverse Effect.

(b)  No Consent, waiver, approval, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Parent, Seller or any Subsidiary in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Parent, Seller or any Subsidiary with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Parent, Seller or any Subsidiary of any other action contemplated hereby or thereby or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Seller or any Subsidiary, except (A) as set forth in Section 5.3(b) of the Disclosure Memorandum and (B) where the failure to obtain such Consents, waivers, approvals, Permits or authorizations or to make such filings or notifications, would not result in, or be reasonably likely to result in, a Material Adverse Effect.

5.4  Financial Statements.

(a)  Seller has delivered to Purchaser copies of (i) the audited consolidated balance sheets of Seller and the Subsidiaries as at December 31, 2005 and 2004 and the related audited consolidated statements of income and of cash flows of Seller and the Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheets of Seller and the Subsidiaries as at each quarter end from March 31, 2006 through December 31, 2006 and the related consolidated statements of income and cash flows of Seller and the Subsidiaries for each such quarter (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except as may be indicated in the notes thereto), subject, in the case of unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material in amount or effect) and the absence of notes (that, if presented, would not differ materially from those included in the audited Financial Statements), and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller and the Subsidiaries as at the dates and for the periods indicated.

For the purposes hereof, the unaudited consolidated balance sheet of Seller and the Subsidiaries as at December 31, 2006 is referred to as the “Balance Sheet” and December 31, 2006 is referred to as the “Balance Sheet Date.”

(b)  Seller and the Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the acquisitions and dispositions of their respective assets. Seller and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. The Financial Statements were compiled and will be compiled from and are and will be in accordance with the books and records of Seller. The books and records (including the books of account, minute books, stock record books and other records) of Seller, all of which have been made available to Purchaser, are true and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. At the Closing, all of those books and records shall be in the possession of Seller.

(c)  Seller has provided to Purchaser copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal control, and responses to such letters from management, in each case to the extent relating to the Business and the operation thereof, whether the same are issued to Seller, Parent or any of their respective Affiliates.

5.5  No Undisclosed Liabilities. Neither Seller nor any Subsidiary has any indebtedness, obligations or Liabilities of any kind other than those (i) that do not arise out of or relate to the Business, (ii) fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or (iii) that are immaterial to Seller or any Subsidiary and incurred in the Ordinary Course of Business since the Balance Sheet Date. Parent has no material Liabilities secured by the membership interests or assets of Seller or which may give rise to any action, Order or Legal Proceeding to which Seller or the assets of Seller may become subject.

5.6  Title to Purchased Assets; Sufficiency. Seller and the Subsidiaries own and have good title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the assets used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date in the Ordinary Course of Business and without interruption.

5.7  Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Section 5.7 of the Disclosure Memorandum, since the Balance Sheet Date (i) Seller has conducted the Business only in the Ordinary Course of Business and (ii) there has not occurred any event, change, effect or circumstance that has had or is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 5.7 of the Disclosure Memorandum, since the Balance Sheet Date:

(i)  neither Seller nor any Subsidiary has incurred any Liabilities with respect to the Business or the Purchased Assets of any nature other than items incurred in the regular and Ordinary Course of Business, consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve with respect to the Business or the Purchased Assets, other than in the Ordinary Course of Business consistent with past practice;

(ii)  there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Seller Properties or any tangible personal property of Seller or the Subsidiaries that constitutes a Purchased Asset having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

(iii)  neither Seller nor any Subsidiary has (A) except as set forth in Section 5.7(iii) of the Disclosure Memorandum, increased the salary, bonus or other compensation (other than compensation increases not exceeding five percent (5%) per annum and otherwise made in the Ordinary Course of Business) of any Employee; (B) increased the benefits, waivers or variations for the benefit of any such Employee, or otherwise amended, or made payments or grants of awards that were not required, under any Employee Benefit Plan, or adopted or executed of any new Employee Benefit Plan (other than any such events in the Ordinary Course of Business); or (C) established, assumed, adopted or amended any collective bargaining agreement or recognized any labor organization as the collective bargaining representative of any Employees;

(iv)  except as set forth in Section 8.1(h)(1) and Section 8.1(h)(2) of the Disclosure Memorandum, neither Seller nor any Subsidiary has executed any employment, severance, change in control or similar agreements, other than in the Ordinary Course of Business;

(v)  there has not been any (A) material change in the business organization of Seller (including all agency, brokerage and similar relationships of the Business); (B) change in the services provided by the advisors, managers, officers, Employees, underwriters, agents, brokers or sales representatives of Seller; (C) change in the relationships and goodwill with customers, suppliers, correspondents, investors, credit enhancers, attorneys, licensors, landlords, creditors, employees, agents, brokers, and others having business relationships with Seller; or (D) material change in the existing levels of insurance coverage of Seller, except, with respect to clauses (B) and (C), changes that have not had, and are not reasonably likely to have, a Material Adverse Effect;

(vi)  neither Seller nor any Subsidiary has failed to pay and discharge current Liabilities except for Liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(vii)  except as set forth in Section 5.7(vii) of the Disclosure Memorandum, neither Seller nor any Subsidiary has made any material capital expenditure or commitment for additions to property, plant, equipment, intangible property or capital assets or for any other purpose with respect to the Seller Properties or the Purchased Assets, other than for emergency repairs or replacement;

(viii)  Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person with respect to the Business or the Purchased Assets other than in the Ordinary Course of Business;

(ix)  neither Seller nor any Subsidiary has permitted, allowed, or suffered any of its properties or assets (real, personal or mixed, tangible or intangible) that constitute Purchased Assets to be subjected to any Lien, other than Permitted Exceptions;

(x)  neither Seller nor any Subsidiary has acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Seller or any Subsidiary with respect to the Business or the Purchased Assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(xi)  neither Seller nor any Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), with respect to the Business or the Purchased Assets except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Business taken as a whole;

(xii)  neither Seller nor any Subsidiary has canceled or compromised any debt or claim with respect to the Business or the Purchased Assets or amended, modified, extended, canceled, terminated, relinquished, waived or released any Contract or right with respect to the Business or the Purchased Assets except for immaterial amendments or modifications to such Contract;

(xiii)  neither Seller nor any Subsidiary has written down or written up the value of any Purchased Assets with a book value on the Balance Sheet in excess of $10,000, except for write-downs, write-ups, and write-offs in the Ordinary Course of Business, none of which is material in amount;

(xiv)  neither Seller nor any Subsidiary has instituted or settled any material Legal Proceeding with respect to the Business or the Purchased Assets;

(xv)  Seller has not granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property; and

(xvi)  Seller has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8  Taxes.

(a)  (i) All material Tax Returns that are or were required to be filed by or with respect to Seller or any of its Subsidiaries, either separately or as a member of an affiliated, combined, consolidated or unitary group, have been filed on a timely basis (taking into account all extensions of due dates) in accordance with applicable Law, (ii) all Tax Returns referred to in clause (i) are true and complete in all material respects, (iii) all material amounts of Taxes due for the periods covered by such Tax Returns (whether or not shown on any Tax Return), including any Taxes payable pursuant to any assessment made by the IRS or other Taxing Authorities in respect of such periods, have been paid in full, and (iv) all material amounts of estimated Taxes required to be paid in respect of Seller or any of its Subsidiaries have been paid in full when due in accordance with applicable Law. Seller has delivered or made available to Purchaser true and complete copies of all income Tax Returns and other material Tax Returns filed by Seller, any of its Subsidiaries, and any affiliated, combined, consolidated or unitary group of which Seller or any of its Subsidiaries is or was a member since the taxable year ended December 31, 2004.

(b)  (i) There is no material dispute or claim concerning any Tax liability of Seller or any of its Subsidiaries claimed or raised by any Taxing Authority in writing or of which any director or officer (or employee responsible for tax matters) of Seller is aware. All material deficiencies asserted or assessments made as a result of an examination of any Tax Return filed by Seller or any of its Subsidiaries have been paid in full, and no material issues that were raised by any Taxing Authority in connection with any such examination are currently pending. Neither Seller nor any of its Subsidiaries has given or been requested to give a currently effective waiver (or is subject to such a waiver given by any other Person) of any statute of limitations relating to Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. No unresolved claim has ever been made by an authority in any jurisdiction in which Seller or any of its Subsidiaries does not file Tax Returns that Seller or any of its Subsidiaries is or may be subject to taxation in such jurisdiction. There are no unresolved examinations of all Tax Returns, including a reasonably detailed description of the nature of each such examination, the adjustments made to such Tax Returns, and the resulting deficiencies asserted or assessments made by the IRS or other appropriate Taxing Authority.

(c)  No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(d)  There are no Liens, except for Permitted Exceptions, relating or attributable to Taxes with respect to, or in connection with, the Purchased Assets. There is no basis for the assertion of any claim for Taxes (excluding Taxes of Purchaser and its Affiliates) which, if adversely determined, would or is reasonably likely to result in the imposition of any Lien on the Purchased Assets or otherwise adversely affect Purchaser, the Business or Purchaser’s use of such assets.

(e)  All material amounts of Taxes that Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Body or other Person and all related Tax Returns, including Forms W-2 and 1099, have been properly completed and timely filed.

5.9  Real Property.

(a)  Section 5.9(a) of the Disclosure Memorandum sets forth an accurate and complete list of all real property and interests in real property (including the location of the property, monthly rent, lease expiration and square footage), other than the real property subject to the Excluded Real Property Leases, leased by Seller and the Subsidiaries (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor which are currently used or currently held for use in connection with the Business by Seller or a Subsidiary and are necessary for the continued operation of the Business by Seller and the Subsidiaries as the Business is currently conducted. All of the Seller Properties, buildings, fixtures and improvements thereon owned or leased by Seller or a Subsidiary are in good operating condition and repair (subject to normal wear and tear). Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements thereto, including any assignments thereof.

(b)  Seller and the Subsidiaries have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Real Property Leases is in full force and effect, and neither Seller nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller or any Subsidiary under any of the Real Property Leases and, to the Knowledge of Parent and Knowledge of Seller, no other party is in default thereof, and no party to any of the Real Property Leases has exercised any termination rights with respect thereto.

(c)  Seller and the Subsidiaries have all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and Seller and the Subsidiaries have fully complied with all material conditions of the Permits applicable to them, except, in each case, where the failure to have such certificates or Permits has not had, and is not reasonably likely to have, a Material Adverse Effect. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit, except where such default or violation has not had, and is not reasonably likely to have, a Material Adverse Effect.

(d)  There does not exist any actual or, to the Knowledge of Parent and Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and neither Parent nor Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)  Neither Seller nor any Subsidiary has received any notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

(f)  Neither Seller nor any Subsidiary owns or holds, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.10  Tangible Personal Property.

(a)  Seller and the Subsidiaries have good and marketable title to all of the items of tangible personal property reflected on the Final Balance Sheet that relate to the Business or the Purchased Assets (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)  Section 5.10 of the Disclosure Memorandum sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property that is located at a Seller Property and used by Seller or any of the Subsidiaries in the Business or by which any of the Purchased Assets are bound. All of the items of personal property under the Personal Property Leases are in good condition and repair and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)  Seller and the Subsidiaries have a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by the Seller or any of the Subsidiaries or, to the Knowledge of Parent and Knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

5.11  Intellectual Property

(a)  Section 5.11(a) of the Disclosure Memorandum sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Purchased Intellectual Property. Section 5.11(a) of the Disclosure Memorandum lists (i) the jurisdictions in which each such item of Purchased Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application date, as applicable.

(b)  Seller and the Subsidiaries are the sole and exclusive owners of all right, title and interest in and to all of the Purchased Intellectual Property and the Purchased Intellectual Property includes each of the Copyrights in any works of authorship prepared by or for Seller or any Subsidiary that resulted from or arose out of any work performed by or on behalf of Seller or a Subsidiary or by any employee, officer, consultant or contractor of any of them. To the Knowledge of Seller and Knowledge of Parent, Seller and the Subsidiaries are the sole and exclusive owners of, or have valid and continuing rights to use, sell and license, as the case may be, all other Purchased Intellectual Property as the same is used, sold and licensed in the Business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others.

(c)  The Purchased Intellectual Property, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Seller and the Subsidiaries do not infringe, constitute an unauthorized use, misappropriation or violation of any Copyright, Trade Secret or other similar right of any Person and, to the Knowledge of Seller and Knowledge of Parent, do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any other Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Parent or any of its Affiliates (including Seller or any of the Subsidiaries) or any of their present or former employees is a party). The Purchased Intellectual Property and the Intellectual Property Licenses include all of the Intellectual Property necessary and sufficient to enable Seller and the Subsidiaries to conduct the Business in the manner in which such Business is currently being conducted and proposed by Seller to be conducted.

(d)  Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, none of Parent or any of its Affiliates (including Seller or any of the Subsidiaries) is required, obligated, or under any Liability whatsoever, to make any payment by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Purchased Intellectual Property, or other third Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed by Seller to be conducted.

(e)  There are no Contracts (i) to which Parent or any of its Affiliates (including Seller or any of the Subsidiaries) is a party (A) granting any Intellectual Property License, (B) containing a covenant not to compete or otherwise limiting its ability to (x) exploit fully any of the Purchased Intellectual Property or (y) conduct the Business in any market or geographical area or with any Person or (ii) to which Seller or any Subsidiary is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property.

(f)  Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Seller and/or the Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Seller nor any Subsidiary is in default under any Intellectual Property License, nor, to the Knowledge of Seller and Knowledge of Parent, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto. Seller and the Subsidiaries have, and will transfer to Purchaser at the Closing, good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.

(g)  No Trade Secret or any other non-public, proprietary information included in the Purchased Assets material to the Business as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by Parent or any of its Affiliates (including Seller or any of the Subsidiaries) to any of their employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Purchased Intellectual Property. Parent and its Affiliates (including Seller and the Subsidiaries) have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which measures are reasonable in the industry in which the Business operates. Each employee, consultant and independent contractor of Parent and its Affiliates (including Seller and the Subsidiaries) has entered into a written non-disclosure and invention assignment agreement with them in a form reasonably acceptable to them and provided to Purchaser prior to the date hereof.

(h)  As of the date hereof, none of Parent or its Affiliates (including Seller and the Subsidiaries) is the subject of any pending or, to the Knowledge of Seller and Knowledge of Parent, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller or any of the Subsidiaries or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property. None of Parent or its Affiliates (including Seller and the Subsidiaries) has received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller and Knowledge of Parent, there are no facts or circumstances that would form the basis for any such claim or challenge. The Purchased Intellectual Property, and all of Parent’s and its Affiliates’ (including Seller’s and the Subsidiaries’) rights in and to the Purchased Intellectual Property, are valid and enforceable.

(i)  To the Knowledge of Seller and Knowledge of Parent, no Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property, and no such claims have been made against any Person by Parent or any of its Affiliates (including Seller or any of the Subsidiaries).

(j)  There are no Orders to which Parent or any of its Affiliates (including Seller or any of the Subsidiaries) is a party or by which they are bound which restrict, in any material respect, any rights to any Purchased Intellectual Property.

(k)  The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property.

(l)  No present or former employee of Parent or any of its Affiliates (including Seller or any of the Subsidiaries) has any right, title, or interest, directly or indirectly, in whole or in part, in any material Purchased Intellectual Property. To the Knowledge of Seller and Knowledge of Parent, no employee, consultant or independent contractor of Parent or any of its Affiliates (including Seller or any of the Subsidiaries) engaged in the Business is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m)  Section 5.11(m) of the Disclosure Memorandum sets forth a complete and accurate list of (i) all Software included in the Purchased Technology owned or licensed exclusively by Seller and the Subsidiaries that is material to the operation of the Business and (ii) all other Software used in the Business that is not exclusively owned or licensed by Seller and the Subsidiaries, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000.

(n)  Immediately following the Closing, Parent and its Affiliates will not hold any material assets or rights of the Business including any rights to the Purchased Intellectual Property, except for (i) any Excluded Assets, (ii) such assets or rights that will be the subject of the Transition Services Agreement and (iii) any services currently provided to Seller or the Subsidiaries that Purchaser elects not to be the subject of the Transition Services Agreement.

5.12  Material Contracts.

(a)  Section 5.12 of the Disclosure Memorandum sets forth all of the following Contracts to which Seller or any of the Subsidiaries is a party or by which it is bound and which relate to the Business or the Purchased Assets, other than any Excluded Contracts (collectively, the “Material Contracts”):

(i)  Contracts with any Affiliate or current or former officer, director, stockholder or Affiliate of Seller or any of the Subsidiaries or any loan officer, Affiliate of any loan officer, agent, broker or sales representative of Seller or any of the Subsidiaries that are currently in effect;

(ii)  Contracts with any labor union or association representing any employees of Seller or any of the Subsidiaries;

(iii)  Contracts for the sale of any of the assets of Seller or any of the Subsidiaries or for the grant to any Person of any preferential rights to purchase any of its assets other than in the Ordinary Course of Business and not material in amount in the aggregate;

(iv)  Contracts for joint ventures, strategic alliances or partnerships or other Contract (however named) involving a sharing of profits, losses, costs or Liabilities by Seller or any Subsidiary with any other Person;

(v)  Contracts prohibiting or limiting the ability of Seller to (A) engage in any line of business, (B) compete with, obtain products or services from, or provide services or products to, any Person, (C) carry on or expand the nature or geographical scope of the Business anywhere in the world or (D) disclose any confidential information in the possession of Seller (and not otherwise generally available to the public);

(vi)  Contracts relating to the acquisition by Seller or any of the Subsidiaries of any operating business or the capital stock of any other person;

(vii)  Contracts relating to incurrence, assumption or guarantee of any indebtedness in excess of $100,000 or imposing a Lien on any of its assets;

(viii)  Contracts involving (A) leases by Seller from or to any other Person of any tangible personal property or real property or (B) purchases or sales by Seller of materials, supplies, equipment or services and which, in the case of clauses (A) and (B), calls for future payments in excess of $25,000 in any year;

(ix)  Contracts under which the Seller or any of the Subsidiaries has made advances or loans to any other Person other than (A) intercompany loans and (B) loans and advances made in the Ordinary Course of Business;

(x)  Contracts providing for severance, retention, change in control or similar payments;

(xi)  Contracts for the employment (including “at will” employment) of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $100,000;

(xii)  outstanding agreements of guaranty, surety or indemnification, direct or indirect, by Seller or any of the Subsidiaries, other than master loan purchase agreements to which Seller or any Subsidiary is a party;

(xiii)  Contracts (or a group of related contracts) which involve the expenditure of more than $50,000 annually or $100,000 in the aggregate or require performance by any party more than one year from the date hereof; and

(xiv)  Contracts that are otherwise material to the Business.

(b)  Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller and/or a Subsidiary, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Seller nor any Subsidiary is in material default under any Material Contract, nor, to the Knowledge of Parent and Knowledge of Seller, is any other party to any Material Contract in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. Seller and the Subsidiaries have the right to, and will at the Closing, assign the Material Contracts to Purchaser. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(c)  None of the Purchased Contracts contains any restrictions prohibiting or limiting the ability of Seller (or Purchaser following the Closing) to (1) engage in any line of business, (2) compete with, obtain products or services from, or provide services or products to, any Person, (3) carry on or expand the nature or geographical scope of the Business anywhere in the world, (4) disclose any confidential information in the possession of Seller (and not otherwise generally available to the public) or (5) enter into any Contract with any other Person.

5.13  Employee Benefits.

(a)  Section 5.13(a) of the Disclosure Memorandum sets forth a true and complete list of each profit-sharing, pension, severance, thrift, savings, incentive, change of control, employment, retirement, vacation, bonus, retention, equity, deferred compensation, life insurance and any medical, vision, dental or other health plan, flexible spending account, cafeteria plan, holiday, disability or any other employee benefit plan or fringe benefit plan, agreement, arrangement or commitment, whether written or unwritten (all of which are hereinafter referred to as the “Employee Benefit Plans”), which is maintained, contributed to or required to be contributed to by Parent or Seller on behalf of any current or former employee, director or consultant of Seller. Section 5.13(a) of the Disclosure Memorandum identifies each of the Employee Benefit Plans which constitutes an “employee benefit plan” as defined in Section 3(3) of ERISA, in addition to any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise. Seller does not have any formal commitment, or intention communicated to employees, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan.

(b)  Parent or Seller has delivered to Purchaser true and complete copies of (i) the most recent plan documents (including all amendments thereto) of all Employee Benefit Plans and other writings setting forth the terms of such Employee Benefit Plans; (ii) the most recent summary plan description, together with each summary of material modifications of all Employee Benefit Plans; and (iii) written descriptions of all Employee Benefit Plans for which a plan document or other writing is not required or available.

(c)  Neither Parent, Seller nor any ERISA affiliate has ever maintained or participated in any Employee Benefit Plan which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA). An ERISA affiliate for purposes of this Section 5.13 is any person or entity that would be considered, when combined with Seller, a single employer pursuant to Section 414 of the Code.

(d)  The consummation of the transactions contemplated by this Agreement and the Seller Documents will not (or will not upon termination of employment within a fixed period of time following such consummation) (i) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any Employee, director or Contingent Worker.

(e)  Except as set forth in Section 8.1(h)(1) and Section 8.5 of the Disclosure Memorandum, no written, or, to the Knowledge of Seller and Knowledge of Purchaser, oral representation or communication with respect to any aspect of a Employee Benefit Plan has been made to any employee on or before the Closing Date that is not in accordance with the written or otherwise pre-existing terms and provisions of such plans.

5.14  Labor.

(a)  There is no labor or collective bargaining agreement with any union or similar labor organization covering any Employee.

(b)  No petition for certification or union election is existing or pending with respect to any Employee and no union, labor organization or collective bargaining unit has sought certification or recognition within the preceding three (3) years with respect to any Employee.

(c)  All Employees are at-will employees.

(d)  There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Parent and Knowledge of Seller, threatened against or involving Seller or any of the Subsidiaries involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Parent and Knowledge of Seller, threatened by or on behalf of any Employee.

5.15  Litigation.

(a)  Except as set forth in Section 5.15 of the Disclosure Memorandum, there is no Legal Proceeding pending or, to the Knowledge of Parent and Knowledge of Seller, threatened against Seller or any of the Subsidiaries (or to the Knowledge of Parent and Knowledge of Seller, pending or threatened, against any of the officers, directors or key employees of Seller or any of the Subsidiaries with respect to their business activities on behalf of Seller), or to which Seller or any of the Subsidiaries is otherwise a party, before any Governmental Body; nor, to the Knowledge of Parent and Knowledge of Seller, is there any reasonable basis for any such Legal Proceeding. Except as set forth in Section 5.15 of the Disclosure Memorandum, neither Seller nor any Subsidiary is subject to any Order. Except as set forth in Section 5.15 of the Disclosure Memorandum, neither Seller nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

(b)  There are no Legal Proceedings or Orders issued, pending or, to the Knowledge of Parent and Knowledge of Seller, threatened, against Parent, Seller or any of Seller’s assets, at law, in equity or otherwise, in, before, by, or otherwise involving, any Governmental Body, arbitrator or other Person that question or challenge the validity or legality of, or have the effect of prohibiting, preventing, restraining, restricting, delaying, making illegal or otherwise interfering with, this Agreement, the Seller Documents, the consummation of the transactions contemplated hereby or thereby or any action taken or proposed to be taken by Parent or Seller pursuant hereto or in connection with the transactions contemplated hereby or thereby. To the Knowledge of Parent and Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding or the issuance of any such Order.

(c)  Neither Parent nor Seller is a party to any written agreement, consent agreement or memorandum of understanding with or a party to any commitment letter or similar undertaking with, and the Board of Directors thereof has not adopted any resolutions at the request of, any Governmental Body that restrict the conduct of the Business or that are in any manner related to its capital adequacy, its credit policies, its management or the Business, nor have Parent or Seller been advised by any Governmental Body that the entity is considering requesting such an agreement, consent agreement, memorandum of understanding, commitment letter or similar undertaking, or Board of Directors resolutions.

5.16  Compliance with Laws; Permits.

(a)  Seller and the Subsidiaries are in compliance in all respects with all Laws of every Governmental Body, including all licensing and escheat laws, applicable to the Purchased Assets or their conduct of the Business, except for such failure to comply that has not had, and is not reasonably likely to have, a Material Adverse Effect. Neither Seller nor any of the Subsidiaries has received any written or other notice of or been charged with the violation of any Law with respect to the Business or the Purchased Assets. To the Knowledge of Parent and Knowledge of Seller, neither Seller nor any of the Subsidiaries is under investigation with respect to the violation of any Law with respect to the Business or the Purchased Assets and there are no facts or circumstances which could form the basis for any such violation.

(b)  Section 5.16(b) of the Disclosure Memorandum contains a list of all Permits which are required for the operation of the Business as presently conducted. Seller and the Subsidiaries currently have all Permits which are required for the operation of the Business as presently conducted, except where the failure to have such Permits has not had, and is not reasonably likely to have, a Material Adverse Effect. Neither Seller nor any of the Subsidiaries is in default or violation in any material respect, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which the Business is subject or by which any of the Purchased Assets are bound and, to the Knowledge of Parent and Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation. All applications required to have been filed for the renewal of any Permit listed in Section 5.16(b) of the Disclosure Memorandum have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Body, except where the failure to have timely made such filings has not had, and is not reasonably likely to have, a Material Adverse Effect.

5.17  Environmental Matters. Except as set forth in Section 5.17 of the Disclosure Memorandum hereto:

(a)  no Hazardous Materials have been used, stored or otherwise handled in any manner by Parent, Seller or any of their Subsidiaries on, in, from or affecting any Seller Property except in compliance with applicable Environmental Laws;

(b)  to the Knowledge of Parent and the Knowledge of Seller, no Hazardous Materials have at any time been released into or stored on or in any Seller Property;

(c)  neither Parent nor Seller has received any notice of any violations (and, to the Knowledge of Parent and Knowledge of Seller, there are no existing violations) of any applicable Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, in, from or affecting any Seller Property and there are no Legal Proceedings pending or, to the Knowledge of Parent and Knowledge of Seller, threatened by any Person with respect to any such violations; and

(d)  all Seller Properties are currently being, and have in the past been, operated by Parent or Seller in all material respects in accordance and in compliance with all applicable Environmental Laws.

5.18  Insurance. Seller and the Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which Seller or any of the Subsidiaries is a party or by which it is bound to the extent applicable to the Business, the Seller Properties and the Purchased Assets. Set forth in Section 5.18 of the Disclosure Memorandum is a list of all insurance policies and all fidelity bonds held by or applicable to Seller or any of the Subsidiaries to the extent applicable to the Business, the Seller Properties and the Purchased Assets setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Except as set forth in Section 5.18 of the Disclosure Memorandum, no event relating to Seller or any of the Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business and except as set forth in Section 5.18 of the Disclosure Memorandum, no insurance policy applicable to the Business, the Seller Properties or the Purchased Assets has been cancelled within the last two (2) years and, to the Knowledge of Parent and Knowledge of Seller, no threat has been made to cancel any such insurance policy of Seller or any of the Subsidiaries during such period. Except as noted in Section 5.18 of the Disclosure Memorandum, all such insurance will remain in full force and effect and all such insurance is assignable or transferable to Purchaser. No event has occurred, including the failure by Seller or any of the Subsidiaries to give any notice or information and none of Seller or any of the Subsidiaries has given any inaccurate or erroneous notice or information to any third party, which limits or impairs the rights of Seller or any of the Subsidiaries under any such insurance policies in a material adverse manner.

5.19  Loan Originations.

(a)  Lender qualifications. Each of Seller and its Subsidiaries have been during the last three years, and are presently in, compliance with all Applicable Requirements, except where such failure to comply has not had, and is not reasonably likely to have, a Material Adverse Effect. Seller and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all reports that any Governmental Body or Insurer requires that it file with respect to the Business, except where such failure to make such filings has not had, and is not reasonably likely to have, a Material Adverse Effect. No Agency has indicated to Seller or any of its Subsidiaries in writing, or to the Knowledge of Parent and Knowledge of Seller, in any other manner, that it has terminated or intends to terminate its relationship with Seller or any such Subsidiary for poor performance, poor loan quality or concern with respect to Seller’s or any Subsidiary’s compliance with Laws or that Seller or any of its Subsidiaries is in default under or not in compliance with respect to any Applicable Requirements, except as would not, individually or in the aggregate, be materially adverse to Seller and its Subsidiaries.

(b)  Seller conduct. The loan origination and underwriting processes, procedures and guidelines of Seller and its Subsidiaries that are used in the Business are adequate and are consistent with generally accepted industry standards, and Seller and its Subsidiaries have not taken any action or omitted to take any action in violation of such loan origination and underwriting processes, procedures and guidelines with respect to any of the Pipeline Loans. Neither Seller nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, in each case applicable to the Pipeline Loans or reasonably necessary to the operation of the Business. No Agency or private mortgage insurer has (x) claimed in writing or, to the Knowledge of Parent and Knowledge of Seller, intends to claim, that the Pipeline Loans, Seller or any of its Subsidiaries have violated or have not complied with the representations and warranties applicable with respect to any Pipeline Loans, or with respect to any sale of Mortgage Loans or mortgage servicing rights or (y) imposed restrictions on the activities (including commitment authority) of Seller or any Subsidiary, except where such restrictions have not had, and are not reasonably likely to have, a Material Adverse Effect.

(c)  Pipeline loans.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the aggregate fair market value of the Pipeline Loans, each Pipeline Loan was advertised, solicited and originated by Seller in a manner consistent with all Applicable Requirements and applicable Laws, and with the intent and expectation that, upon closing or funding, it would be (1) eligible for sale to, and insurance by, or pooling to collateralize securities issued by an investor, Agency or Insurer; (2) evidenced by a Mortgage Note with such terms as are customary in the business; (3) duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof either a first lien on the Mortgaged Property (including any improvements thereon) with respect to Pipeline Loans originated as first lien Mortgage Loans and with respect to Pipeline Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property which constitutes a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or investor to the extent required by the applicable Agency or investor; (4) accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of Seller or one of its Subsidiaries or the assignee of Seller or one its Subsidiaries, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an investor or Agency; and (5) covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law. Neither Seller nor its Subsidiaries has engaged in any act or omission that would impair the coverage of such insurance described in this subsection, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business, the Purchased Assets or the aggregate fair market value of the Pipeline Loans. The information set forth in the Mortgage Loan Tape with respect to the Pipeline Loans is complete, true and correct in all material respects as of the date specified in the Mortgage Loan Tape. In the event Purchaser changes or modifies the loan underwriting criteria employed by Seller with respect to any Pipeline Loan, and such change results in a Liability to Purchaser or a failure of the representations and warranties set forth in this Section 5.19(b)(i) to be true and correct in all respects with respect to such Pipeline Loan, then the representations and warranties set forth in this Section 5.19(b)(i) shall be of no force and effect with respect to such Pipeline Loan and Seller and Parent shall have no other obligation or Liability to Purchaser with respect to such Pipeline Loan.

(ii) The representations and warranties set forth at Exhibit 5.19(b)(ii) shall be true and correct with respect to each Pipeline Loan.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business, the Purchased Assets or the aggregate fair market value of the Pipeline Loans, but for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon the closing and funding of the Pipeline Loans, Seller or its Subsidiaries would have been the sole owner of each of the Pipeline Loans and the sole owner or beneficiary of or under the related Mortgage Notes, Mortgages, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Pipeline Loans (the “Mortgage Files”). Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business, the Purchased Assets or the aggregate fair market value of the Pipeline Loans, there exists no physical damage to any Mortgaged Property reflected in the Mortgage Files as securing any Pipeline Loan, which physical damage is not insured against in compliance with the Applicable Requirements or would cause any Pipeline Loan to become delinquent or adversely affect the value or marketability of any Pipeline Loan.

5.20  Loan Officers. Set forth in Section 5.20 of the Disclosure Memorandum is a true and complete list of each loan officer of Seller or its Subsidiaries as of the date hereof together with a true and complete copy of each form of any Contract between the Seller or such Subsidiary and such loan officers, including any compensation arrangements. Each Contract with a loan officer is in substantially the form, and contains all of the terms, conditions and provisions set forth in, one of the forms of such Contracts set forth in Section 5.20 of the Disclosure Memorandum. Seller enjoys good relations with its loan officers. Each of the Contracts between Seller and its loan officers is valid, binding and in full force and effect in accordance with its terms. Neither Seller nor, to the Knowledge of Parent and Knowledge of Seller, any other party to any such Contract is in default in any material respect with respect to any such Contract and no such Contract contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or the Seller Documents or any other provision which would be altered or otherwise become applicable by reason of such transactions.

5.21  Related Party Transactions.

(a)  Except as set forth in Section 5.21(a) of the Disclosure Memorandum or as specifically described in the annual proxy statement of Parent as filed with the SEC under Section 14(a) of the Exchange Act on April 26, 2006, none of Seller, any Subsidiary, any Affiliate of Seller or any of their respective officers, directors or employees (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller or any of the Subsidiaries with respect to the Business, (B) engaged in a business that is substantially similar to the Business, or (C) a participant in any transaction with respect to the Business to which Seller or any of the Subsidiaries is a party or (ii) is a party to any Contract with Seller or any of the Subsidiaries with respect to the Business.

(b)  Except as set forth in Section 5.21(b) of the Disclosure Memorandum, each Contract, agreement, or arrangement between Seller or any of the Subsidiaries on the one hand, and any Affiliate of Seller or any officer, director or employee of Seller on the other hand, with respect to the Business is on commercially reasonable terms no more favorable to the Affiliate, director, officer or employee of Seller than what any third party negotiating on an arms-length basis would expect.

5.22  Financial Advisors. Except for Milestone Advisors LLC, whose fees shall be paid by Seller, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any of the Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1  Organization and Good Standing. Purchaser is a federal savings and loan association chartered by the Office of Thrift Supervision (“OTS”), and is duly organized, validly existing and in good standing under the laws of the United States.

6.2  Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3  Conflicts; Consents of Third Parties.

(a)  Neither of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the charter or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any securitization, forward commitment, note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b)  Except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by the OTS and the Federal Deposit Insurance Corporation (“FDIC”), no Consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

6.4  Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5  Financial Advisors. Except for Credit Suisse Securities (USA) LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6  Financing. Purchaser has available, and on the Closing Date and at such other times pursuant to Section 3.4 and Section 3.5, will have available, sufficient funds, available lines of credit or other sources of immediately available funds necessary to pay the Estimated Purchase Price, the Escrow Amount, the difference between the Estimated Book Value and the Final Book Value and the difference between the Estimated Pipeline Premium and the Final Pipeline Premium, each as applicable, and to assume the Assumed Liabilities on the terms and conditions of this Agreement. Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated hereby.

ARTICLE VII

COVENANTS

7.1  Access to Information. Seller shall, and shall cause the Subsidiaries to, afford Purchaser, its officers, employees, advisors, attorneys, accountants and representatives reasonable access to make such investigation of the properties, businesses and operations of Seller and the Subsidiaries as they relate to the Business or Purchased Assets and such examination of the books, records and financial condition of Seller and the Subsidiaries as they relate to the Business or Purchased Assets as it reasonably requests and to make extracts and copies of such books and records, except to the extent such disclosure of books and records is not permitted under applicable Law, and access to the members of management and personnel of the Business. Any such investigation, examination, discussion and review shall be conducted during the period prior to the Closing, during regular business hours and under reasonable circumstances and Seller shall cooperate fully therein. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or the Seller Documents. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of Seller and the Subsidiaries as they relate to the Business or Purchased Assets, Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller and the Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

7.2  Conduct of the Business Pending the Closing.

(a)  Except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, Seller shall, and shall cause the Subsidiaries to:

(i)  conduct the Business only in the Ordinary Course of Business;

(ii)  use their commercially reasonable efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of Seller and the Subsidiaries as they relate to the Business or Purchased Assets and (B) maintain its present relationships with Persons having business dealings with Seller and the Subsidiaries (including, without limitation, customers, suppliers, officers, employees, underwriters, agents, brokers, sales representatives, correspondents, landlords and investors) with respect to the Business or the Purchased Assets;

(iii)  maintain (A) all of the assets and properties of Seller and the Subsidiaries that relate to the conduct of the Business or the Purchased Assets in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the assets and properties of Seller and the Subsidiaries that relate to the conduct of the Business or the Purchased Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)  (A) maintain the books, accounts and records of Seller and the Subsidiaries that relate to the conduct of the Business or the Purchased Assets in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable that relate to the conduct of the Business or the Purchased Assets utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply in all material respects with all contractual and other obligations applicable to the operation the Business and the Purchased Assets;

(v)  comply in all material respects with all applicable Laws that relate to the conduct of the Business or the Purchased Assets;

(vi)  pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Purchased Intellectual Property;

(vii)  continue the existing credit collection control of delinquencies and other policies and practices relating to the conduct of the Business; and

(viii)  not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b)  Except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, Seller shall not, and shall not permit the Subsidiaries to, with respect to the Business or the Purchased Assets:

(i)  except as set forth in Section 5.12(x) of the Disclosure Memorandum, or as may be required by applicable Law, (A) increase the annual level of compensation of any Employee in an amount greater than $10,000, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, director or consultant, or (C) increase the coverage or benefits with respect to any Employee available under any Employee Benefit Plan or create or enter into any new Employee Benefit Plan;

(ii)  make any loan or advance to any Person other than in the Ordinary Course of Business;

(iii)  incur or assume any indebtedness other than in the Ordinary Course of Business;

(iv)  subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of Seller or any of the Subsidiaries;

(v)  acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets of Seller and the Subsidiaries;

(vi)  enter into or agree to enter into any merger or consolidation with, any corporation or other entity except for any merger or consolidation that is not adverse to the rights and interests of Purchaser set forth in this Agreement, and that would not have any adverse effects on, the Business or the Purchased Assets or the ability of Seller and its Subsidiaries to consummate the transactions contemplated by this Agreement, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(vii)  cancel or compromise any debt or claim or waive or release any right of Seller or any of the Subsidiaries;

(viii)  except in the Ordinary Course of Business, deviate from or change in any respect the credit or underwriting policies or collateral eligibility standards of Seller or any Subsidiary;

(ix)  enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any Employee;

(x)  enter into any transaction or enter into, modify, amend, terminate or renew any Contract which by reason of its size, terms or otherwise is not in the Ordinary Course of Business;

(xi)  enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area;

(xii)  except as set forth in Section 7.2(b)(xii) of the Disclosure Memorandum, terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License or (B) Permit;

(xiii)  enter into, modify or amend any agreement with any broker or correspondent;

(xiv)  amend the certificate of organization or incorporation or by-laws (or other similar governing documents) of Seller or any Subsidiary in a manner that would adversely impact the consummation of the transactions contemplated hereby; or

(xv)  agree to do anything (A) prohibited by this Section 7.2, (B) which would make any of the representations and warranties of Seller in this Agreement untrue or incorrect in any material respect or (C) that would reasonably be expected to have a Material Adverse Effect.

7.3  Consents. Seller shall use (and shall cause each of the Subsidiaries to use) its commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain at the earliest practicable date all Consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the Consents and approvals referred to in Section 5.3(b). Seller shall bear the sole cost of obtaining such Consents and approvals except for those costs associated with obtaining consents to assignment or transfer of any Material Contract or Real Property Lease which costs shall be shared equally by Purchaser and Seller.

7.4  Regulatory Approvals.

(a)  Each of Purchaser, Parent and Seller shall use commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under any Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under any Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Antitrust Laws.

(b)  Each of Purchaser and Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Seller shall use commercially reasonable efforts, and Purchaser shall cooperate with Seller, to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Seller decide that litigation is not in their respective best interests. Each of Purchaser and Seller shall use reasonable efforts to take such action as may be required to cause the expiration of the notice periods under any Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, neither Purchaser nor any of its Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, or any of the Purchased Assets, (ii) to agree to any limitation on the operation or conduct of the Business, or (iii) to waive any of the conditions to this Agreement set forth in Section 9.1.

(c)  Each party hereto hereby agrees to cooperate with each other party and to promptly  prepare and file all necessary filings, applications and other documents, to obtain as promptly as practicable all Consents of Governmental Bodies necessary or advisable to consummate the transactions contemplated hereby and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement (and, in such case, to proceed with the consummation of the transactions contemplated by this Agreement as expeditiously as possible), including through all possible appeals; provided, that Purchaser shall not be required to consummate the transactions contemplated hereby if, in the reasonable good faith judgment of Purchaser, any conditions or restrictions imposed by any third party or Governmental Body in connection with any such Consent may reasonably be expected to materially impair the ability of Purchaser to consummate the transactions contemplated hereby or operate the Business or any other business operated by Purchaser or its Affiliates following the Closing in substantially the same manner it has been operated prior to the date of this Agreement. Subject to the timely receipt of all necessary information and materials from Parent and Seller, Purchaser shall, if necessary, file, on or prior to five Business Days after the date hereof, the appropriate application with the Office of Thrift Supervision necessary to obtain the appropriate Consent of the Office of Thrift Supervision required to consummate the transactions contemplated by this Agreement. Each party shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all information relating to Purchaser, Seller or Parent, as the case may be, that is reasonably relevant to such party in terms of obtaining any Consents of Governmental Bodies and which appears in any filing made with, or other written materials submitted to, any third party or Governmental Body in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Purchaser and Seller shall act reasonably and as promptly as practicable. Purchaser and Seller agree that they will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including, subject to applicable Laws relating to the exchange of information, promptly furnishing the other with copies of notice or other communications received by Purchaser, Seller or Parent, as the case may be, from any third party or Governmental Body with respect to the transactions contemplated hereby.

7.5  Further Assurances.

(a)  Subject to Section 7.4, each of Seller and Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(b)  Parent will transfer all Purchased Intellectual Property owned by Parent and its Affiliates (other than Seller and the Subsidiaries) to Seller prior to the Closing. Seller, the Subsidiaries and Parent shall execute such additional documents and take such other actions as may be reasonably necessary or desirable to secure, record or perfect the assignment of the Purchased Intellectual Property to Purchaser and to allow Purchaser to register, maintain, defend, enforce and otherwise obtain the full benefits of the Purchased Intellectual Property.

7.6  No Shop.

(a)  Except with respect to the possible sale by Seller of the Excluded Assets, neither Parent nor Seller will, and will not permit any of the directors, officers, employees, representatives or agents of Seller or the Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the Business or the Purchased Assets other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the Business or the Purchased Assets in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)  Parent and Seller shall notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to the Business or for access to the properties, books or records of the Business by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Business, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Seller shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c)  Parent and Seller shall (and shall cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any of the foregoing. Parent and Seller agree not to release any third party from the confidentiality and standstill provisions of any agreement to which Seller or any of the Subsidiaries is a party, and, to the extent such agreements are not Purchased Contracts, to enforce such agreements on behalf of Purchaser at Purchaser’s request.

7.7  Non-Competition; Non-Solicitation; Confidentiality.

(a)  For a period from the date hereof until the date that is 18 months after the Closing Date, neither Parent nor Seller shall, and each shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business other than the purchase, sale or retention of Mortgage Loans by Parent or Seller (a “Restricted Business”) in North America; provided, that the restrictions contained in this Section 7.7(a) shall not restrict Parent or Seller from acquiring, directly or indirectly, less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. In addition, for the avoidance of doubt, the restrictions set forth in this Section 7.7(a) or elsewhere in this Agreement shall in no way restrict Parent or Seller from (i) continuing to operate the businesses of Parent and Seller that are not included in the Business that is the subject of this Agreement or from engaging in any other business that does not constitute a Restricted Business, or (ii) entering into a definitive agreement with respect to, or consummating, the sale of Excluded Assets or the sale, merger, share exchange, consolidation or other business combination involving a change in control of Parent (regardless of whether the counterparty to any such definitive agreement engages in the Restricted Business); provided, that the purpose of such transaction is not to enter into the Restricted Business (either by Parent, Seller or the counterparty to any such agreement). The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b)  For a period from the date hereof to the third anniversary of the Closing Date, neither Parent nor Seller shall, and each shall cause their respective Affiliates not to: (i) cause, solicit, induce or encourage any employees involved in the Business who are or become employees of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, broker, correspondent, supplier, or licensor of the Business (including any existing or former client of Seller or the Subsidiaries and any Person that becomes a client of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c)  Subject to Section 7.9, from and after the date hereof, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), neither Parent nor Seller shall, and each shall cause their respective Affiliates and such Affiliates’ respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information (as defined below). Neither Parent nor Seller or their respective officers, directors and Affiliates shall have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, that in the event disclosure is required by applicable Law, Parent and Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 7.7(c), “Confidential Information” shall mean any confidential information with respect to the Purchased Assets or the Business, including, methods of operation, customers, customer lists, broker and correspondent lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder.

(d)  The covenants and undertakings contained in this Section 7.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.7 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.7. The rights and remedies provided by this Section 7.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.7, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e)  The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.8  Preservation of Records. Seller and Purchaser each agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or any of its Affiliates or Purchaser or any of its Affiliates or in order to enable Seller or Purchaser to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller wishes to destroy (or permit to be destroyed) such records after that time, Seller shall first give 90 days prior written notice to Purchaser and Purchaser shall have the right at its option and expense, upon prior written notice given to Seller within that 90 day period, to take possession of the records within 180 days after the date of such notice.

7.9  Publicity. The parties hereto shall consult in good faith with each other as to the form and substance of any press releases or other public announcements (including investor presentations and related presentations or outlines prepared or used by Parent or Seller), including any related question and answer guidelines prepared or used by Parent or Seller, related to the transactions contemplated hereby and any filings with any Governmental Body or with any national securities exchange or interdealer quotation service with respect thereto prior to issuing any press release or other public announcement or making any filing. Nothing in this Agreement shall be deemed to prohibit any party from making any disclosure or filing that it determines, upon the advice of counsel, is required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or to prohibit Parent or Seller from making disclosures in connection with other discussions, questions or comments in connection with investor relations matters the principal focus of which is not specifically related to the transactions contemplated hereby provided that such disclosures or comments are not designed to adversely affect the reputation or business of Purchaser or its Affiliates.

7.10  Notice to Pipeline Loan Mortgagors and Others. Purchaser and Seller shall notify each Mortgagor under the Pipeline Loans of the sale of the Pipeline Loans in accordance with applicable Laws. As promptly as reasonably practicable after the Closing Date or at such other times as may be required by applicable Law, Purchaser and Seller shall jointly notify the appropriate casualty and title insurance companies and agents, escrow companies, credit reporting agencies, appraisers and other service providers that the Pipeline Loans have been transferred, and instruct such entities to deliver all payments, notices, insurance statements and reports to Purchaser after the Closing Date.

7.11  Use of Name.

(a)  Seller hereby agrees that upon the consummation of the transactions contemplated hereby, Purchaser will operate the Business under the name “The New York Mortgage Company, a division of Indymac Bank, FSB” and shall have the sole right to the use of the trade name “The New York Mortgage Company” and any other trade names used in the Business and all similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the phrase “New York Mortgage Company,” including any name or mark confusingly similar thereto (collectively, the “Business Marks”) and Seller shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof. In furtherance thereof, as promptly as reasonably practicable but in no event later than 180 days following the Closing Date, subject to Section 7.11(b), Parent and Seller shall remove, strike over or otherwise obliterate all Business Marks from all materials owned by Parent and Seller and used or displayed publicly including, without limitation, any sales and marketing materials, displays, signs, promotional materials and other materials.

(b)  Notwithstanding the provisions of Section 7.11(a), (i) Parent may refer to the name “The New York Mortgage Company, LLC” in any form, report and document (including all exhibits thereto) filed with the SEC, to the extent counsel to Parent advises Parent that such references are necessary or advisable, (ii) Parent may continue to use the name “New York Mortgage Trust, Inc.” and all similar names and service marks, trademarks, trade names, identifying symbols, logos, emblems and signs containing or comprising the phrase “New York Mortgage Trust” (collectively, the “Parent Marks”) and the domain name (the “Parent URL”) until the first anniversary of the Closing Date, (iii) Purchaser agrees to notify Parent promptly following any determination by Purchaser to discontinue the use of any of the Business Marks and, not less than 90 days prior to the first anniversary of the Closing Date, to notify Parent of Purchaser’s intentions with respect to the continued use or discontinued use, as the case may be, of the Business Marks with respect to Purchaser’s future operation of the Business, (iv) if Purchaser notifies Parent pursuant to clause (iii) hereof of its intention to continue the use of the Business Marks beyond the first anniversary of the Closing Date with respect to Purchaser’s operation of the Business, Parent and Seller (and any successor entities) shall take appropriate steps to change the name of Parent (or any successor entity) to a name that does not include the Parent Marks and to discontinue the use of, and transfer to Purchaser ownership of, the Parent Marks prior to the first anniversary of the Closing Date, provided that Parent will retain the ownership of and the right to use the Parent URL for the limited purpose of directing interested parties to the Parent’s or any successor’s new Internet website and URL, and (v) if Purchaser notifies Parent pursuant to clause (iii) hereof of its intention to discontinue the use of the Business Marks beyond the first anniversary of the Closing Date with respect to Purchaser’s operation of the Business, then Parent and Seller (and any successor entities) shall be permitted to continue to own and use the Parent Marks.

7.12  Real Property Lease Portfolio. Following the date of this Agreement, Seller and Purchaser shall use their commercially reasonable efforts to mutually agree upon a true and complete list (the “Final Lease Portfolio”) of all real estate-related documents compromising the leases and obligations (as such leases and obligations may have been amended, supplemented or otherwise modified) related to the Seller Properties identified in Section 5.9(a) of the Disclosure Memorandum which Final Lease Portfolio shall be completed no later than 30 days after the date of this Agreement. Following the completion of such Final Lease Portfolio, Purchaser shall be entitled to remove any Seller Property from Section 5.9(a) of the Disclosure Memorandum and the related real property lease shall be deemed an Excluded Real Property Lease for all purposes under this Agreement if: (i) the information identified in Section 5.9(a) of the Disclosure Memorandum is materially inaccurate and such inaccuracy is reasonably likely to have an adverse effect on the intended operation of the Business at such location, (ii) the Final Lease Portfolio includes one or more documents with respect to the Seller Property that were not previously provided to Purchaser and which would materially increase the Liabilities to be assumed by Purchaser with respect to such property or would materially impair Purchaser’s intended operation of the Business at such location, or (iii) Purchaser and Seller are unable to mutually agree upon a true and complete list of the material real estate-related documents with respect to such Seller Property.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1  Employment.

(a)  Transferred Employees. At least 15 Business Days prior to the Closing Date the parties shall mutually agree as to which of the Employees Purchaser may extend offers of employment to with such employment to commence immediately upon the Closing. At least five Business Days prior to the Closing, Purchaser shall deliver, in writing, an offer of employment (on an “at will” basis) to each of those mutually agreed upon Employees. Each such offer of employment shall be at comparable cash compensation levels as in effect immediately prior to the Closing Date. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, on and after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(b)  Excluded Employees. Any Employee who is not offered employment by Purchaser prior to Closing or who does not accept an offer of employment by Purchaser and commence work with Purchaser immediately after the Closing, in each case pursuant to Section 8.1(a), is hereinafter referred to as an “Excluded Employee.”

(c)  Purchaser shall provide employee benefits (including, without limitation, health, life and disability insurance, but specifically excluding stock options, restricted stock or other plans involving the potential issuance of securities or equity rights) to Transferred Employees that are no less favorable in the aggregate to such Transferred Employees and any dependents and beneficiaries of such Transferred Employees, as appropriate, than those provided to a similarly situated employee of Purchaser or its Affiliates who is not a Transferred Employee, taking into account the employee’s performance and geographic location. Except as specifically set forth in the immediately preceding sentence with respect to benefits for Transferred Employees, nothing in this Agreement shall be construed as restricting Purchaser, Seller or any affiliate of the Purchaser, in the exercise of its independent business judgment, in modifying any of the terms and conditions of the employment of any employee following the Closing or terminating the employment of any employee, including any Transferred Employee, following the Closing.

(d)  With respect to the benefit plans of Purchaser in which any Transferred Employee participates after the Closing (each, a “Purchaser Benefit Plan”), Purchaser shall cause each such Purchaser Benefit Plan to recognize the service of each such Transferred Employee prior to the Closing with Seller and its Affiliates as employment with Purchaser and its Affiliates for purposes of eligibility and benefit entitlement, but not for purposes of benefit accrual, under each such Purchaser Benefit Plan. With respect to medical, dental and other health and welfare Purchaser Benefit Plans covering Transferred Employees as required herein, Purchaser shall waive any waiting periods or limitations or exclusions relating to pre-existing conditions to the extent that such periods, limitations or exclusions were not applicable to or had been satisfied by such Transferred Employees immediately prior to the Closing Date under applicable Employee Benefit Plans of Seller or its Affiliate.

(e)  Purchaser shall not be responsible (and Seller shall be responsible) for any health and accident claims and expenses with respect to services provided to the Transferred Employees prior to the Closing. Seller shall not be responsible (and Purchaser shall be responsible) for any health and accident claims and expenses with respect to services provided to Transferred Employees from and after the Closing Date. Purchaser agrees to provide continuation coverage required by COBRA to all Transferred Employees and their covered beneficiaries who become entitled to COBRA coverage in connection with a “qualifying event” (as such term is defined in ERISA) that occurs after the Closing Date. Seller shall provide continuation coverage required by COBRA to all Transferred Employees and their covered beneficiaries who became entitled to COBRA coverage in connection with a “qualifying event” that occurred on or before the Closing Date.

(f)  Nothing in this Article VIII shall require Purchaser or Seller to provide or continue any specific plans, programs, policies or arrangements. Furthermore, Purchaser shall not assume any Employee Benefit Plan which is maintained, contributed to or required to be contributed to by Parent or Seller, and Seller shall retain all Liabilities and obligations for all benefits incurred, accrued, or legally committed to, if any, under such Employee Benefit Plans including, but not limited to, responsibility for all welfare plan claims incurred by Employees and all long or short-term disability claims arising from disabilities. For this purpose, a claim is incurred when the medical or other service giving rise to the claim is performed, except that in the case of death, a claim is incurred upon death. Seller shall retain all Liabilities and obligations to provide post-retirement health and life insurance benefits to former employees and Employees (and their covered spouses and dependents) incurred under the terms of the Employee Benefit Plans which is maintained, contributed to or required to be contributed to by Parent or Seller.

(g)  The Transferred Employees will be eligible to participate in a plan established, maintained or adopted by Purchaser which is described in Section 401(k) of the Code (individually a “Purchaser 401(k) Plan”). To the extent permitted by the Purchaser 401(k) Plan, Section 401(k) of the Code and the regulations promulgated thereunder, Purchaser shall waive any applicable waiting period under the Purchaser 401(k) Plan with respect to the eligibility of such Transferred Employees to participate in such plan. To the extent permitted under Section 401(k) of the Code and the regulations promulgated thereunder, the Purchaser 401(k) Plan will provide that the Transferred Employees will have the right to make direct rollovers from Seller’s 401(k) plan to the applicable plan of their vested accounts in Purchaser’s 401(k) plan to the extent those rollovers constitute “eligible rollover distributions” within the meaning of Section 402(c)(4) of the Code. Such rollover distributions received by the Purchaser 401(k) Plan shall not include any participant loans. None of the assets involved in such rollover shall include shares of Parent stock. The Transferred Employees will receive credit under the Purchaser 401(k) Plan for all service with Seller or its Subsidiaries for purposes of satisfying any service requirement to participate in the applicable plan and any service requirement to earn a vested benefit under the applicable plan; however, such service shall not be credited for any other purpose under the Purchaser 401(k) Plan.

(h)  Parent and Seller acknowledge that the transactions contemplated by this Agreement will require Parent or Seller to make, and Parent and Seller agree to make, certain payments to Excluded Employees under the Employee Benefit Plans and existing employment agreements, change of control agreements and severance or similar Contracts to which Parent or Seller are a party. Seller shall use commercially reasonable efforts to enter into severance agreements in the form attached hereto as Exhibit D (the “Severance Agreements”) with the Employees listed in Section 8.1(h)(1) of the Disclosure Memorandum obligating Seller to pay the amounts set forth in Section 8.1(h)(1) of the Disclosure Memorandum. Subject to the calculation of the Purchase Price contained in Section 3.1 and to the Excess Severance Escrow Amount, Purchaser agrees to assume (i) the Severance Agreements between Seller and any Employees listed in Section 8.1(h)(1) of the Disclosure Memorandum that become Transferred Employees, and (ii) the agreements listed in Section 8.1(h)(2) of the Disclosure Memorandum. Purchaser shall have no obligation to make severance or similar payments to any Excluded Employee or to any Transferred Employee other than those identified in Section 8.1(h)(1) and Section 8.1(h)(2) of the Disclosure Memorandum.

(i)  Seller shall remain liable and pay, perform and discharge any and all employment, compensation and employee benefit liabilities, responsibilities and obligations of Seller and its Affiliates including, without limitation, any and all claims of employment discrimination under any local, state, or federal law or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990; and Section 510 of ERISA, which Liabilities, responsibilities and obligations are incurred as the result of incidents occurring prior to the Closing, regardless of whether claims are made or reported prior to the Closing. In the event that Purchaser or its Affiliate or any benefit plan maintained by Purchaser or any of its Affiliates directly or indirectly incurs any costs, liabilities, obligations or legal expenses related to any such incidents occurring prior to the Closing, Seller shall reimburse and indemnify Purchaser and its Affiliates for any and all such costs, liabilities, obligations and expenses immediately upon the demand of Purchaser.

(j)  Purchaser shall become liable for and shall pay, perform and discharge any and all employment, compensation and employee benefit liabilities, responsibilities and obligations relating to the Transferred Employees including, without limitation, any and all claims of employment discrimination under any local, state, or federal law or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990; and Section 510 of ERISA, which Liabilities, responsibilities and obligations are incurred as the result of incidents occurring following the Closing.

(k)  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall not amend or have the effect of amending the terms of any Employee Benefit Plan or Purchaser Benefit Plan.

8.2  Personnel Files. From time to time from and after the Closing Date, Seller and the Subsidiaries shall transfer and deliver to Purchaser the personnel files, with the exception of any medical records, of any Transferred Employee who consents to such transfer of files in writing pursuant to a consent and release in form and substance reasonably satisfactory to Seller (each, an “Employee Release”). Seller and the Subsidiaries shall have no obligation to transfer or deliver to Purchaser any personnel files of any Transferred Employee unless and until Seller receives a duly executed Employee Release from such Transferred Employee.

8.3  Standard Procedure. Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller or the Subsidiaries.

8.4  Terminated Employees. At the Closing, Seller shall deliver to Purchaser a true and complete list of all Employees who suffered an “employment loss” as defined in WARN within 90 days prior to the Closing Date.

8.5  Retention Plans. Seller shall use commercially reasonable efforts to enter into retention bonus agreements prior to the Closing in the form attached hereto as Exhibit E with the loan officers listed in Section 8.5 of the Disclosure Memorandum requiring payment of the amount for each loan officer set forth beside each loan officer’s name in Section 8.5 of the Disclosure Memorandum.

ARTICLE IX

CONDITIONS TO CLOSING

9.1  Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)  the representations and warranties of Seller set forth in this Agreement that are qualified as to materially or that contain a Material Adverse Effect qualifier shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality or that contain a Material Adverse Effect qualifier shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)  Parent and Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request;

(c)  there shall not have been or occurred any event, change, occurrence or circumstance that has had or has a reasonable likelihood of having a Material Adverse Effect since the Balance Sheet Date;

(d)  Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Seller, each in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a)-(c) have been satisfied;

(e)  no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)  Seller shall have obtained (i) any Consent, approval or authorization with respect to any significant Real Property Lease required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein, (ii) any Consent, approval or authorization of any Person with respect to any Purchased Contract or Purchased Asset that is significant to the Business as currently conducted and that is required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein, (iii) any other Consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein, and (iv) all Consents, waivers and approvals under all Antitrust Laws and those Consents, waivers and approvals referred to in Section 5.3(b) in a form and substance satisfactory to Purchaser;

(g)  Seller shall have provided Purchaser with one or more affidavits of non-foreign status of Seller and the Subsidiaries that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(h)  Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit F;

(i)  Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit G and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;

(j)  Seller shall have delivered, or caused to be delivered, to Purchaser, opinions of the general counsel of Parent, Hunton & Williams LLP, counsel to Parent and Seller, and Venable LLP, as special counsel to Parent as to matters of Maryland law, in substantially the form of Exhibit H;

(k)  Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed Transition Services Agreement;

(l)  Each of the individuals listed in Section 9.1(l) of the Disclosure Memorandum shall have entered into employment agreements with Purchaser and such employment agreements shall be in full force and effect as of the Closing;

(m)  Employees of Seller employed in a sales function (including loan officers and production managers) representing the threshold amount set forth in Section 9.1(m) of the Disclosure Memorandum shall have agreed to accept employment with Purchaser and become Transferred Employees.

(n)  Seller shall have delivered, or caused to be delivered, to Purchaser (i) certified copies of the resolutions of the Board of Directors of Seller and Parent, in each case authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, (ii) a copy of the articles of organization or any other similar organizational or governing document of Seller and each Subsidiary certified as of a recent date by the Secretary of State of the jurisdiction of incorporation or organization of each such Person, (iii) a copy of the bylaws, partnership or limited liability company agreement, or any other similar organizational or governing document of Seller and each Subsidiary certified by the Secretary of Seller and each Subsidiary, and (iv) certificates of good standing for Seller and each Subsidiary from the Secretary of State of the state of their respective incorporation or organization, in each case dated not more than ten days prior to the Closing Date;

(o)  Seller shall have delivered, or caused to be delivered, to Purchaser the Escrow Agreement, duly executed by Seller and the Escrow Agent; and

(p)  Seller shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request in order to consummate the transactions contemplated under this Agreement.

9.2  Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)  the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality or that contain a Material Adverse Effect qualifier shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materially or that contain a Material Adverse Effect qualifier shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)  Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)  Purchaser shall have obtained any other Consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body, including the OTS and FDIC (if applicable), required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein;

(e)  Purchaser shall have delivered, or caused to be delivered, to Seller evidence of the wire transfer referred to in Section 3.3;

(f)  Purchaser shall have delivered, or caused to be delivered, to Seller the Escrow Agreement, duly executed by Purchaser; and

(g)  Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assignment and assumption agreement in the form attached hereto as Exhibit G.

ARTICLE X

INDEMNIFICATION

10.1  Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles V and VI of this Agreement or any Seller Document or Purchaser Document shall survive the Closing through and including the second anniversary of the Closing Date; provided, that the representations and warranties (a) of Seller set forth in Sections 5.1 (organization), 5.2 (authorization), 5.6 (title) and 5.22 (financial advisors) shall survive the Closing indefinitely, (b) of Seller set forth in Sections 5.13 (employee benefits), 5.17 (environmental matters) and 5.19 (loan origination) shall survive the Closing through and including the third anniversary of the Closing Date, (c) of Seller set forth in Section 5.8 (taxes) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (d) of Purchaser set forth in Sections 6.1 (organization), 6.2 (authorization) and 6.5 (financial advisors) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, further, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.3(a) before the termination of the applicable Survival Period. Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants and other agreements in this Agreement will survive the Closing and remain in effect indefinitely.

10.2  Indemnification.

(a)  Subject to Sections 10.1, 10.4 and 10.5, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i)  any and all losses, Liabilities, claims, demands, judgments, obligations, damages (including incidental and consequential damages), costs and expenses (including reasonable costs of investigation and reasonable defense and attorneys’ and other professionals’ fees incurred in connection with the investigation and defense of any Third Party Claim and any other indemnification claim pursuant to which an indemnified party receives a payment or payments from the indemnifying party for such indemnification claim) (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from the failure of any of the representations or warranties of Parent or Seller set forth in this Agreement or in any Seller Document to be true and correct in all respects at the date hereof and at the Closing Date;

(ii)  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Parent or Seller under this Agreement or any Seller Document;

(iii)  any and all Losses attributable to any Transferred Employee resulting from or based upon (A) any employment-related Liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date, (B) except as set forth in the Transition Services Agreement, any Liability relating to, arising under or in connection with any Employee Benefit Plan, including any Liability under COBRA, whether arising prior to, on or within three years after the Closing Date and (C) any liability under WARN;

(iv)  any Liabilities resulting from payment by Purchaser of retention payments pursuant to the retention bonus agreements contemplated by Section 8.5 in excess of the aggregate payments set forth in Section 8.5 of the Disclosure Memorandum; and

(v)  any and all Losses arising out of, based upon or relating to any Excluded Asset, Excluded Liability or Excluded Employee or to Seller’s operation of the Business prior to the Closing.

(b)  Subject to Sections 10.1 and 10.4, Purchaser hereby agrees to indemnify and hold Seller and its Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i)  any and all Losses based upon, attributable to or resulting from the failure of any of the representations or warranties of Purchaser set forth in this Agreement or any Purchaser Document, to be true and correct at the date hereof and at the Closing Date;

(ii)  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and

(iii)  any and all Losses arising out of, based upon or relating to any Assumed Liability; and

(iv) any and all Losses arising out of, based upon or relating to Purchaser’s operation of the Business, any Purchased Asset, Assumed Liability or Transferred Employee, in each case arising after the Closing.

(c)  The right to indemnification or any other remedy provided for herein based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy provided for herein based on such representations, warranties, covenants and agreements.

(d) The rights to indemnification set forth in this Section 10.2 are subject to the terms, conditions, procedures and limitations set forth in this Article X and will be the exclusive remedy of each Party against the other for money damages with respect to this Agreement or any of the transactions contemplated hereby; provided, that the limitations (including the immediately preceding clause providing for exclusivity of remedy) set forth in this Article X shall not apply to any Losses caused by the willful misconduct, fraud, or bad faith of any indemnifying party, and the indemnifying party shall be liable for all Losses with respect thereto.

10.3  Indemnification Procedures.

(a)  A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the party from whom indemnification is sought, which notice shall include a reasonable description of the basis for the claim.

(b)  In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 10.2 hereof (“Third Party Claim”), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder, it shall within ten days (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder, fails to notify the indemnified party of its election as herein provided the indemnified party may then, but only then, defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 10.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Third Party Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Third Party Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)  After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice; provided, that Purchaser may cause a distribution from the Escrow Amount maintained by the Escrow Agent pursuant to Section 3.5 of this Agreement and the Escrow Agreement up to the Indemnification Escrow Amount in partial or total satisfaction of one or more indemnification payments due from Seller to Purchaser under this Article X.

(d)  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(e)  In the event that Purchaser repurchases any Pipeline Loans sold to investors or any other Person by Purchaser under facts or circumstances in which Seller would be obligated to indemnify Purchaser pursuant to this Agreement, then Seller may elect to repurchase such Pipeline Loans from Purchaser instead of indemnifying Purchaser pursuant to this Article X. To exercise its right to repurchase any Pipeline Loan under this Section 10.3(e), Seller must provide Purchaser with written notice of such election within five Business Days of receipt of notice from Purchaser pursuant to this Section 10.3 of an indemnification claim for which Purchaser is seeking indemnification from Seller. The purchase price for any Pipeline Loan which Seller elects to repurchase from Purchaser pursuant to this Section 10.3(e) shall be equal to the sum of (i) the purchase price paid by Purchaser to repurchase such Pipeline Loan plus (ii) Purchaser’s actual out-of-pocket costs and expenses for holding, servicing and administering such Pipeline Loan prior to the repurchase of such Pipeline Loan by Seller less (iii) any principal or interest paid by the borrower to Purchaser with respect to such Pipeline Loan.

10.4  Limitations on Indemnification.

(a)  Seller shall not have any liability under Section 10.2(a)(i) and Purchaser shall not have any liability under Section 10.2(b)(i) unless and until the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties (other than the representations and warranties set forth in Sections 5.2 (authorization), 5.6 (title), 5.19(b) and (c) (loan originations), 5.22 (financial advisors), 6.2 (authorization) and 6.5 (financial advisors)) to be true and correct exceeds $250,000 (the “Deductible”) and, in such event, the indemnifying party shall be required to pay only the amount of such Losses that exceeds the Deductible. No claim for Losses may be made for indemnification or aggregated with any other claim for indemnification pursuant to Section 10.2(a)(i) or Section 10.2(b)(i) if the amount of such claim does not exceed $7,500 (the “Per Item Deductible”); provided, that the Per Item Deductible shall not apply to any claims for indemnification pursuant to Section 10.2(a)(i) or Section 10.2(b)(i) based upon, attributable to or resulting from the failure of any of the representations and warranties set forth in Sections 5.2 (authorization), 5.6 (title), 5.19(b) and (c) (loan originations), 5.22 (financial advisors), 6.2 (authorization) and 6.5 (financial advisors) to be true and correct in all respects at the date hereof and at the Closing Date.

(b)  No claim for Losses may be made for indemnification or aggregated with any other claim for indemnification by Purchaser under Section 10.2(a)(ii) or Seller under Section 10.2(b)(ii) if the amount of such claim does not exceed the Per Item Deductible (other than the covenants, agreements and obligations set forth in Sections 2.6 (further conveyances and assumptions; consents of third parties), 2.7 (bulk sales laws), 7.5 (further assurances), 7.6 (no shop), and 7.7 (non-competition; non-solicitation; confidentiality)).

(c)  Neither Seller nor Purchaser shall be required to indemnify, any Person under Section 10.2(a)(i) or 10.2(b)(i) for an aggregate amount of Losses exceeding 10% of the Purchase Price (the “Cap”) in connection with Losses related to the breach of any of the representations and warranties of Seller or Purchaser in Articles V and VI, respectively; provided, that the Cap limitation shall not apply to Losses related to the breach of any representation or warranty contained in Sections 5.2 (authorization), 5.6 (title), 5.19(b) and (c) (loan origination), 5.22 (financial advisors), 6.2 (authorization) and 6.5 (financial advisors). Neither Seller nor Purchaser shall be required to indemnify, any Person under Sections 10.2(a)(ii) or 10.2(b)(ii) for breaches of the covenants, agreements or obligations set forth in Section 7.3 (consents) (but only to the extent that any such breach occurred after the Closing), and Sections 7.8 (preservation of records), 7.9 (publicity), 7.10 (notice to pipeline loan mortgagors and others) and 7.11 (use of name) for an aggregate amount of Losses exceeding 25% of the Purchase Price.

(d)  For purposes of (i) determining whether any representation or warranty was true and correct on the date hereof or as of the Closing Date, (ii) determining whether any covenant, agreement or obligation under this Agreement was breached, or (iii) calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

10.5  Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes. Notwithstanding the treatment required by the preceding sentence, the Liability of the indemnifying party with respect to any Losses shall be reduced by the Tax benefit actually realized and any insurance proceeds received by the indemnified party as a result of any Losses upon which an indemnification claim is based, and shall include any Tax detriment actually suffered by the indemnified party as a result of such Losses and any payment under this Article X.

ARTICLE XI

TAXES

11.1  Transfer Taxes. Seller and Purchaser shall share equally any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. Seller shall timely file or caused to be filed, with the cooperation of Purchaser, all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

11.2  Prorations. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Sellers as of the Closing Date. Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date. Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 11.2, unless otherwise required by Law, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes upon demand therefor, accompanied by reasonably satisfactory evidence of such payment.

11.3  Cooperation on Tax Matters. Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, and for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XII

MISCELLANEOUS

12.1  Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2  Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT REFERRED TO IN THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2.

(c)  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.5.

12.3  Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and the Disclosure Memorandum and Purchaser Disclosure Memorandum) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.4  Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and performed in such State.

12.5  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent or Seller, to:

The New York Mortgage Company, LLC
1301 Avenue of the Americas, 7th Floor
New York, NY 10019
Facsimile: 212-621-4523
Attention: A. Bradley Howe, general Counsel

With a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219-4074
Facsimile: 804-343-4543
Attention: Daniel M. LeBey

If to Purchaser, to:

IndyMac Bank, F.S.B.
888 East Walnut Street
Pasadena, CA 91101
Facsimile: 626-432-8949
Attention: Donald D. Bundy, Mortgage Bank General Counsel

With a copy to:

Alston & Bird LLP
The Atlantic Building
950 F Street, N.W.
Washington, D.C. 20004
Facsimile: 202-756-3333
Attention: Michael P. Reed

12.6  Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.7  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.8  Knowledge. When references are made in this Agreement to information being to the “Knowledge of Parent” or “Knowledge of Seller” or similar language, such knowledge shall refer to the knowledge of the individuals listed in Section 12.8 of the Disclosure Memorandum. Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if: (x) such individual is actually aware of such fact or other matter; or (y) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

12.9  Disclosure Memorandum.

(a)  Concurrently with the execution and delivery of this Agreement, Parent and Seller are delivering to Purchaser a disclosure memorandum (the “Disclosure Memorandum”) that sets forth all of the items that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of the covenants of Seller contained in this Agreement; provided, that the mere inclusion of an item in the Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by Parent or Seller that such item represents a material exception or event, state of facts, circumstance, development, change or effect or that such item is reasonably likely to have or result in a Material Adverse Effect; provided, further, that any disclosures made with respect to a section or subsection of this Agreement shall be deemed to qualify such sections or subsections specifically referenced or cross-referenced, as well as other sections or subsections to the extent such disclosure is readily apparent as constituting disclosure in respect of such other sections or subsections.

(b)  In the event of an inconsistency between the statements in the body of this Agreement and those in such Disclosure Memorandum (other than an exception expressly set forth in the Disclosure Schedule with respect to a specifically identified section or subsection), the statements in the body of this Agreement will control.

12.10  Parent Agreements and Obligations.

(a)  Parent hereby agrees to be jointly and severally liable for the prompt and complete performance of Seller’s obligations under this Agreement, including its indemnification obligations under Article X, subject to the same terms, conditions, procedural requirements and limitations that apply to Seller’s obligations hereunder, as if Parent had delivered or made the same representations, warranties, covenants and agreements that Seller has delivered or made hereunder, on a joint and several basis. Parent’s obligations hereunder are unconditional (other than with respect to the conditions applicable to Seller hereunder) irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor and it shall not be necessary for Purchaser to institute or exhaust any remedies or causes of action against Seller or any other Person as a condition to the obligations of Parent hereunder.

(b)  Parent hereby irrevocably waives any right to receive a separate formal notification or to request that any other formalities or protest be accomplished as a condition to its obligations hereunder, and expressly undertakes not to exercise, and waives to the fullest extent lawful, any rights that it may have under applicable law.

12.11  Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.12  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

INDYMAC BANK, F.S.B.

By:	/s/ Michael W. Perry
Name: Michael W. Perry
Title: Chairman and Chief Executive Officer

THE NEW YORK MORTGAGE COMPANY, LLC

By:	/s/ Steven R. Mumma
Name: Steven R. Mumma
Title: Chief Financial Officer

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ David A. Akre
Name: David A. Akre
Title: Co-Chief Executive Officer